Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 15, 2021, is by and among:

Oliver Robinson, an individual residing at the address set forth in Exhibit A annexed hereto (“Oliver Robinson”);

Thomas Quarendon, an individual residing at the address set forth in Exhibit A annexed hereto (“Thomas Quarendon”);

Martin Jupp, an individual residing at the address set forth in Exhibit A annexed hereto (“Martin Jupp”);

Peter Quarendon, an individual residing at the address set forth in Exhibit A annexed hereto (“Peter Quarendon”);

Benjamin Scurr, an individual residing at the address set forth in Exhibit A annexed hereto (“Benjamin Scurr”);

Declan Vibert, an individual residing at the address set forth in Exhibit A annexed hereto (“Declan Vibert”);

Kevin Weekes, an individual residing at the address set forth in Exhibit A annexed hereto (“Kevin Weekes”); and

Kate Marshall, an individual residing at the address set forth in Exhibit A annexed hereto (“Kate Marshall”);

(each of Oliver Robinson (other than in his capacity as the Sellers’ Representative) Thomas Quarendon, Martin Jupp, Peter Quarendon, Benjamin Scurr, Declan Vibert, Kevin Weekes and Kate Marshall, a “Seller” and Oliver Robinson, Thomas Quarendon, Martin Jupp, Peter Quarendon, Benjamin Scurr, Declan Vibert, Kevin Weekes and Kate Marshall, collectively, the “Sellers”);

Altair Engineering Limited, a company incorporated in England and Wales with registered number 03051069 whose registered office is at Imperial House, Holly Walk, Royal Leamington Spa, Warwickshire, CV32 4JG (the “Purchaser”);

solely with respect to Section 2.5(c)(vii), Section 7.4, Section 7.17 and Section 7.18, Altair Engineering Inc., a Delaware corporation and the direct or indirect owner of all of the outstanding capital stock of the Purchaser (the “Parent”); and

Oliver Robinson, in his capacity as the representative of the Sellers (the “Sellers’ Representative”).

Each of the Sellers, the Sellers’ Representative and the Purchaser is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers own all of the outstanding capital stock or equity interests of World Programming Limited, a private limited company with its registered office address at Osprey House, Budds Lane, Romsey, Hampshire SO51 0HA (the “Company”), consisting of 13,033 ordinary shares of the Company’s share capital, each with a nominal value of GBP 0.01 (the “Company Shares”);

WHEREAS, certain employees of the Company (“Optionholders”) hold options (“Options”) over A ordinary shares of the Company’s share capital of GBP 0.01 each (“A Ordinary Shares”), consisting of 344 options (each option capable of being exercised over one A Ordinary Share, with an exercise price per share of GBP 93.93) (the “Option Shares”); in accordance with the terms of the agreements governing the Option Shares, the Optionholders have notified the Company that they wish to exercise their Options immediately prior to the Closing;

WHEREAS, December 2015 Software Limited, is a private limited company with its registered office address at Worsley Lodge, Common Hill Road, Braishfield, Romsey, Hampshire SO51 0QF (the “IP Company”) which owns certain assets, including intellectual property rights;

WHEREAS, the Company and the IP Company are engaged in the business of (i) developing, marketing, distributing, licensing and selling software and activities related thereto (including training, support, customization and maintenance of software), and (ii) performing professional and consulting services (including but not limited to development, implementation and management services) relating to Software and other products (as presently conducted, the “Business”);

WHEREAS, the Sellers desire to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Business, such sale and transfer to be given effect by (a) the Sellers selling and transferring all of the Company Shares to the Purchaser effective as of the date hereof in accordance with the terms and conditions of this Agreement; (b) the Sellers procuring the sale and transfer of all of the Options Shares to the Purchaser effective as of the date hereof in accordance with the terms and conditions of the Optionholder Agreements (as defined below); and (c) the Sellers together with Samuel Manning selling and transferring all of the shares in the issued share capital of the IP Company to the Purchaser in accordance with the terms and conditions of an agreement effective concurrently with the execution of this Agreement (the “IP Company Stock Sale and Purchase Agreement”);

WHEREAS, to induce the Purchaser to enter into this Agreement, each of the following Sellers has agreed to enter into a restrictive covenant agreement with the Purchaser, concurrent with the execution of this Agreement: Oliver Robinson, Martin Jupp and Thomas Quarendon (such Sellers being referred to as the “Designated Employees” and such restrictive covenant agreements being referred to as the “Covenant Agreements”);

WHEREAS, to induce the Purchaser to enter into this Agreement, the Company and each of the Designated Employees have agreed to enter into an employment agreement effective as of the date hereof (the “Employment Agreements”);

WHEREAS, to induce the Purchaser to enter into this Agreement, each Seller has agreed to provide the release set forth in Section 5.4 and each Optionholder has agreed to enter into an Optionholder agreement effective as of the date hereof (the “Optionholder Agreements”); and

WHEREAS, the Sellers have agreed to appoint Oliver Robinson as their representative for the purposes of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Sellers, the Sellers’ Representative and the Purchaser hereby agree as follows:

ARTICLE I

Location in the Agreement; Interpretations

Section 1.1 Definitions. The definitions of certain terms are set forth in Article VIII of this Agreement.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof:

(a) The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) In the event that the Company has no Subsidiaries or controlled Affiliates, all references to Subsidiaries and controlled Affiliates of the Company herein shall be ignored and references to the term “Company Group” and to each entity in the Company Group shall refer solely to the Company.

(i) The terms of this Section 1.2 shall apply to the Disclosure Letter (and each schedule in the Sellers’ Disclosure Schedule comprised therewith) delivered herewith, to the Covenant Agreements, to the Employment Agreements and to each document included in the exhibits annexed hereto (if any) unless expressly otherwise stated therein.

(j) All monetary amounts are intended to reference United States dollars except where “£” are expressly referenced.

Section 1.3 Timing. This Agreement provides for the execution of this Agreement to occur simultaneously with the Closing. All references to the “Closing Date” herein shall mean the date hereof unless for any unforeseen reason the Closing occurs subsequent to the date hereof, in which case “Closing Date” shall mean the date on which the Closing is consummated.

ARTICLE II

Sale and Purchase of Securities

Section 2.1 Sale and Purchase of Purchased Securities; Purchase Price. Upon the terms and subject to the conditions contained herein and on the basis of the warranties and covenants herein, effective concurrently with the execution of this Agreement, the Sellers agree to sell to the Purchaser and procure the sale to the Purchaser, free and clear of any and all Encumbrances, and the Purchaser agrees to purchase from the Sellers and the Optionholders, all of the Company Shares and the Option Shares. The Purchaser is not obliged to complete the purchase of any Company Shares and Option Shares unless the Sellers complete the sale of all the Company Shares and Option Shares simultaneously.

Section 2.2 Consideration for the Purchased Securities. Concurrent with the execution of this Agreement, the Company has delivered to the Purchaser a certificate (the “Closing Certificate”) setting forth (I) the Company’s good faith estimate of (a) the aggregate amount of the Company Group’s Long-Term Indebtedness as of the Closing Date, the components thereof and wire transfer instructions for the payment thereof, (b) the aggregate amount of unpaid Company Group Transaction Expenses as of the Closing Date, the components thereof and wire transfer instructions for the payment thereof, (c) the aggregate amount of interest and principal outstanding on the Insider Loans as of the Closing Date, the components thereof and wire transfer instructions for the payment thereof, (d) the aggregate amount of Company Group Change in Control Payments, the components thereof and wire transfer instructions for the payment thereof, (e) the aggregate cash amount payable to the Investment Firm by virtue of the consummation of the Closing pursuant to all agreements among the Company, the Sellers and the Investment Firm (the “Investment Firm Closing Fees and Expenses”), together with a brief explanation of how the Investment Firm Closing Fees and Expenses were calculated and wire transfer instructions for the payment thereof and (f) the aggregate amount payable to the Optionholders as a group to acquire all of the Optionholders’ Option Shares pursuant to the Optionholder Agreements (the “Optionholders’ Aggregate Gross Amount”), the aggregate amount of the exercise price due to the Company in respect of the exercise by the Optionholders of their options to acquire the Option Shares (the “Optionholders’ Aggregate Exercise Price”), the amount of any income tax and social security contributions (including any employer’s National Insurance contributions) or equivalent taxes and levies that may be payable in any jurisdiction in connection with the exercise by the Optionholders of their options to acquire the Option Shares and their sale under this Agreement and which are subject to a withholding obligation or other liability to account to the applicable tax authorities (the “Optionholders’ Aggregate Tax Deductible”), the Optionholders’ pro rata share of the amounts referred to in items (a) to (e) above (the “Optionholders’ Costs Deductible”), together with instructions or directions providing for the payment of the Optionholders’ Aggregate Gross Amount less the sum of (i) the Optionholders’ Aggregate Exercise Price, (ii) the Optionholders’ Aggregate Tax Deductible and (iii) the Optionholders’ Costs Deductible (the “Optionholders’ Aggregate Net Amount”), (II) the aggregate amount that the Company desires the Purchaser to pay to the Sellers’ Representative to fund expenditures that the Sellers’ Representative may incur in performing its obligations under this Agreement (the “Sellers’ Representative Expense Fund”) and wire transfer instructions for the payment of such amount to the Sellers’ Representative and (III) wire transfer instructions for payment of the Closing Cash Payment Amount. The aggregate consideration to be paid by the Purchaser for the Company Shares (the “Purchase Price”) is:

(a) to the Sellers in respect of the Company Shares, an amount in cash (the “Closing Cash Payment Amount”) equal to (i) USD 25,000,000 minus (ii) the aggregate amount of the Company Group’s Long-Term Indebtedness as of the Closing Date as set forth in the Closing Certificate minus (iii) the aggregate amount of unpaid Company Group Transaction Expenses as of the Closing Date as set forth in the Closing Certificate minus (iv) the aggregate amount of principal and interest payable by the Company and its Subsidiaries on all Insider Loans as of the Closing Date, as set forth in the Closing Certificate minus (v) the aggregate amount of Company Group Change in Control Payments as set forth in the Closing Certificate minus (vi) the aggregate amount of the Sellers’ Representative Expense Fund minus (vii) the aggregate amount of the Investment Firm Closing Fees and Expenses as set forth in the Closing Certificate minus (viii) the Optionholders’ Aggregate Net Amount as set forth in the Closing Certificate minus (ix) the Optionholders’ Aggregate Exercise Price and minus (x) the Optionholders’ Aggregate Tax Deductible; and

(b) to the Principal Sellers in respect of the Company Shares, an amount equal to USD 47,500,000, to be satisfied by the issue to the Principal Sellers of the Parent’s Class A Common Stock, par value USD 0.0001 per share (the “Class A Stock”), in accordance with Section 2.5(a) and Section 2.5(b), subject to the adjustments and transferability restrictions referred to in Section 2.5 and otherwise on and subject to the terms of this Agreement.

Section 2.3 Payment of the Cash Portion of the Purchase Price; Adjustments. Upon consummation of the Closing hereunder, the Purchaser shall:

(a) pay the Closing Cash Payment Amount to the Sellers’ Solicitors client account (“Sellers’ Solicitors Client Account”) for allocation among the Sellers, in accordance with wire transfer instructions set forth in the Closing Certificate;

(b) pay, in accordance with wire transfer instructions set forth in the Closing Certificate, the aggregate amount of the Company Group’s Long-Term Indebtedness as of the Closing Date, the aggregate amount of unpaid Company Group Transaction Expenses as of the Closing Date, the aggregate amount outstanding under the Insider Loans as of the Closing Date, the aggregate amount of Company Group Change in Control Payments as of the Closing Date and the aggregate amount of the Sellers’ Representative Expense Fund;

(c) pay, in accordance with wire transfer instructions set forth in the Closing Certificate, to the Investment Firm cash in an amount equal to the Investment Firm Closing Fees and Expenses;

(d) pay, in accordance with instructions and directions set forth in the Closing Certificate, to the Optionholders or an account notified to them, cash in an amount equal to the Optionholders’ Aggregate Net Amount; and

(e) pay, in accordance with instructions and directions set forth in the Closing Certificate, to the Company in cash an amount equal to the sum of (i) the Optionholders’ Aggregate Exercise Price and (ii) the Optionholders’ Aggregate Tax Deductible.

Section 2.4 Adjustment of a Portion of the Purchase Price.

(a) As soon as practicable, but in no event more than ninety days, after the Closing Date, the Purchaser shall deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth, in reasonable detail, its calculation of each of the Cash and the Working Capital (the “Adjustment Positions”).

(b) Subject to the provisions of Section 2.4(c) and Section 2.4(d), the Sellers’ Representative will have thirty days from the date of delivery of the Closing Statement to review and either approve or disapprove the Purchaser’s calculation of the Adjustment Positions as set forth in the Closing Statement. If the Sellers’ Representative approves the Purchaser’s calculation of the Adjustment Positions, the Sellers’ Representative shall promptly so advise the Purchaser in writing. In the event that either (i) the Sellers’ Representative notifies the Purchaser within such thirty day period that the Sellers’ Representative agrees with the Purchaser’s calculation of the Adjustment Positions or (ii) the Sellers’ Representative fails to provide any notification to the Purchaser with respect to such Closing Statement within such thirty day period, then the Adjustment Positions as determined by the Purchaser and reflected in such Closing Statement will be deemed final.

(c) If the Sellers’ Representative disagrees with the Purchaser’s calculation of the Adjustment Positions in the Closing Statement, the Sellers’ Representative shall notify the Purchaser in writing (the “Notice of Disagreement”) of such disagreement within thirty days after delivery of the Closing Statement to the Sellers’ Representative. The Notice of Disagreement will set forth in reasonable detail the basis for the disagreement. Thereafter, the Sellers’ Representative will work in good faith with the Purchaser to resolve and finally determine the calculation of the Adjustment Positions. If the Sellers’ Representative and the Purchaser are able to resolve such disagreement within fifteen days after the delivery of the Notice of Disagreement, they shall jointly prepare a revised Closing Statement setting forth the agreed upon Adjustment Positions and the Adjustment Positions as agreed upon by the Purchaser and the Sellers’ Representative and reflected in such revised Closing Statement will be deemed final.

(d) If the Sellers’ Representative and the Purchaser are unable to resolve such disagreement within fifteen days after the delivery of the Notice of Disagreement, the Sellers’ Representative and the Purchaser will appoint a mutually acceptable independent accounting firm recognized as expert in international accounting matters (the “Independent Accountant”) and will each submit to the Independent Accountant a written submission (each, a “Submission”) setting forth such Party’s calculation of each of the Adjustment Positions and such Party’s positions on the issues in dispute. The engagement of the Independent Accountant will specify that (i) the Independent Accountant shall act as an expert and not an arbitrator, (ii) it will accept as accurate all aspects of the calculation of the Adjustment Positions that have not been identified as disputed items, (iii) it will make its determination based solely on the applicable provisions of this Agreement (and not independent review), (iv) it will base its determination solely on the Submissions (unless the Independent Accountant requests additional information from either the

Sellers’ Representative or the Purchaser), and not on independent investigation, (v) the Independent Accountant’s sole responsibility is to resolve the disputed items and provide the Parties with a calculation of the Adjustment Positions based on the Parties’ resolution of the non-disputed items and the Independent Accountant’s resolution of the disputed items. The Sellers’ Representative and the Purchaser shall deliver to the Independent Accountant all information reasonably requested by the Independent Accountant to resolve such disputed items and shall use commercially reasonable efforts to cause such determination to be made, and written notice thereof given to the Sellers’ Representative and the Purchaser, within thirty days after such information is provided to the Independent Accountant. The determination by the Independent Accountant of the disputed items will be final, binding and conclusive upon the Parties hereto, absent manifest error. The scope of the Independent Accountant’s engagement (which will not be an audit) will be limited to the resolution of the items identified as disputed items in the Submissions. The fees, costs and expenses of the Independent Accountant, if any, will be paid (A) fully by the Purchaser if the Adjustment Positions as determined by the Independent Accountant are closer to the calculation of the Adjustment Positions as set forth in the Sellers’ Representative’s Submission than the calculation of the Adjustment Positions as set forth in the Purchaser’s Submission (save as otherwise provided for in (C) hereinafter), (B) fully by the Sellers’ Representative (from the Sellers’ Representative Expense Fund or by contributions from the Sellers) if the Adjustment Positions as determined by the Independent Accountant are closer to the calculation of the Adjustment Positions as set forth in the Purchaser’s Submission than the calculation of the Adjustment Positions as set forth in the Sellers’ Representative’s Submission (save as otherwise provided for in (C) hereinafter) and (C) 50% by the Purchaser and 50% by the Sellers’ Representative (from the Sellers’ Representative Expense Fund or by contributions from the Sellers) if the Adjustment Positions as determined by the Independent Accountant are within USD 5,000 (five thousand US dollars) either side of the midway between the calculation of the Adjustment Positions as set forth in the Sellers’ Representative’s Submission and the calculation of the Adjustment Positions as set forth in the Purchaser’s Submission. Notwithstanding any provision herein to the contrary, in the event that the Adjustment Positions are determined pursuant to this Section 2.4(d), then the Adjustment Positions shall be calculated by giving effect to the matters not in dispute as resolved by the Sellers’ Representative and the Purchaser and giving effect to the Independent Accountant’s resolution of the matters in dispute, as reflected in a final report by the Independent Accountant, which shall be binding upon the Parties in the absence of manifest error.

(e) For purposes of this Agreement, the adjustments to the Purchase Price contemplated by this Section 2.4 (the “Purchase Price Adjustments”) shall be based on (i) the calculation of the Adjustment Positions as set forth in the Closing Statement in the event that either (A) the Sellers’ Representative notifies the Purchaser within the thirty day period described in Section 2.4(b) that the Sellers’ Representative agrees with the Purchaser’s calculation of the Adjustment Positions set forth in the Closing Statement or (B) the Sellers’ Representative fails to provide any notification to the Purchaser with respect to such Closing Statement within such thirty day period, (ii) the calculation of the Adjustment Positions as agreed upon by the Purchaser and the Sellers’ Representative if agreement is reached by the Purchaser and the Sellers’ Representative pursuant to Section 2.4(c) and (iii) the calculation of the Adjustment Positions identified in the last sentence of Section 2.4(d) as being the operative calculation in the event that the Adjustment Positions are determined pursuant to Section 2.4(d). For purposes of this Agreement, (i) the terms “Final Cash” and “Final Working Capital” shall mean the calculations of the Cash and Working Capital, respectively, which, pursuant to this Section 2.4(e), are the calculations upon which the Purchase Price Adjustments are to be based and (ii) the term “Final Determination Date” shall mean the seventh day after the date on which the Final Cash, the Final Working Capital and the Final Deferred Revenues are determined hereunder.

(f) If the Final Cash is more than USD 2,090,000 (such surplus, a “Cash Surplus”), then, by no later than the tenth Business Day after the Final Determination Date, the Purchaser will pay to the Sellers in cash an amount equal to 75% of the Cash Surplus, such payment to be made to the Sellers’ Solicitors Client Account and allocated among the Sellers by reference to their respective fractional interests as set forth in Exhibit A annexed hereto (the “Fractional Interests”).

(g) If the Final Working Capital is more than negative USD 7,070,888 (such surplus, a “Working Capital Surplus”), then, by no later than the tenth Business Day after the Final Determination Date, the Purchaser will pay to the Sellers in cash an amount equal to 75% of the Working Capital Surplus, such payment to be made to the Sellers’ Solicitors Client Account and allocated among the Sellers by reference to their respective Fractional Interests. For avoidance of doubt, if the Final Working Capital is negative USD 7,070,887, that is deemed to be USD 1 more than negative USD 7,070,888.

(h) If the Final Cash is less than USD 1,710,000 (such deficit, a “Cash Deficit”), the Cash Deficit will reduce the number of shares of Class A Stock issuable hereunder pursuant to Section 2.5(c)(iii).

(i) If the Final Working Capital is less than negative USD 8,642,197 (such deficit, a “Working Capital Deficit”), the Working Capital Deficit will reduce the number of shares of Class A Stock issuable hereunder pursuant to Section 2.5(c)(iii). For avoidance of doubt, if the Final Working Capital is negative USD 8,642,198, that is deemed to be USD 1 less than negative USD 8,642,197.

(j) This Section 2.4 will not apply to the Optionholders.

Section 2.5 Issue of Class A Stock.

(a) Subject to the limitations set forth in Section 2.5(c), the Purchaser will cause Parent to issue the following number of shares of Class A Stock, allocated among the Principal Sellers and between the Principal Sellers and the Investment Firm (or its Affiliate) as set forth in Section 2.5(b), such shares of Class A Stock to be issued unencumbered, but subject to the restrictions imposed pursuant to Rule 144 of the United States Securities and Exchange Commission and bearing the restrictive legend set forth in the footnote to Exhibit A annexed hereto:

(i) a number of shares of Class A Stock (the “Forty Percent Shares”) equal to the quotient obtained by dividing (x) USD 20,000,000, as such amount may be reduced pursuant to this Section 2.5 (such amount, as it may be reduced, the “Forty Percent Adjustable Amount”), by (y) the Average Market Price (such number of shares to be rounded down to the nearest whole number), will be issued on the later of (aa) the date which is six calendar months after the Closing Date (or if that day is not a Business Day, the next following Business Day) and (bb) the date which is five Business Days after the date, if any, on which the Purchaser is notified in writing by the Company or the Sellers’ Representative that there is a final, non-appealable dismissal with prejudice or judgement that fully resolves the Texas Litigation in favor of the Company (in each case the “Forty Percent Release Date”);

(ii) a number of shares of Class A Stock (the “First Component of the Sixty Percent Shares”) equal to the quotient obtained by dividing (x) USD 10,000,000, as such amount may be reduced pursuant to this Section 2.5 (such amount, as it may be reduced, the “First Anniversary Adjustable Amount”), by (y) the Average Market Price (such number of shares to be rounded down to the nearest whole number), will be issued on the first anniversary of the Sixty Percent Release Date (or if such date is not a Business Day, on the next following Business Day);

(iii) a number of shares of Class A Stock (the “Second Component of the Sixty Percent Shares”) equal to the quotient obtained by dividing (x) USD 10,000,000, as such amount may be reduced pursuant to this Section 2.5 (such amount, as it may be reduced, the “Second Anniversary Adjustable Amount”), by (y) the Average Market Price (such number of shares to be rounded down to the nearest whole number), will be issued on the second anniversary of the Sixty Percent Release Date (or if such date is not a Business Day, on the next following Business Day); and

(iv) a number of shares of Class A Stock (the “Third Component of the Sixty Percent Shares” and together with the First Component of the Sixty Percent Shares and the Second Component of the Sixty Percent Shares, the “Sixty Percent Shares”) equal to the quotient obtained by dividing (x) USD 10,000,000, as such amount may be reduced pursuant to this Section 2.5 (such amount, as it may be reduced, the “Third Anniversary Adjustable Amount”) by (y) the Average Market Price (such number of shares to be rounded down to the nearest whole number), will be issued on the third anniversary of the Sixty Percent Release Date (or if such date is not a Business Day, on the next following Business Day).

(b) On the dates when the Parent is required to issue shares of Class A Stock pursuant to Section 2.5(a), the Purchaser will cause Parent to issue 95% of such shares (rounded down to the nearest whole number) to the Principal Sellers and the Purchaser will cause Parent to issue 5% of such shares (rounded down to the nearest whole number) to the Investment Firm (or its Affiliate). The issuance of such shares to the Investment Firm (or its Affiliate) is made at the direction of the Sellers. With respect to the shares of Class A Stock issuable to the Principal Sellers, such shares will be allocated among the Principal Sellers in accordance with the terms of the Operating Company Contribution Deed, any fractional interests will be ignored and only whole shares will be issued. The Principal Sellers shall provide, and shall cause the Investment Firm (or its Affiliate) to provide, to the Purchaser and Parent such information as Parent shall require in order to direct its transfer agent to issue such shares.

(c) Notwithstanding any provision in Section 2.5(a) or Section 2.5(b) to the contrary:

(i) In the event that (x) the result of the Pending Appeal or any further appeal of the Texas Litigation is that Judge Gilstrap’s ruling in the United States District Court for the Eastern District of Texas in the Texas Litigation is reversed in whole or in part and such case is remanded to the United States District Court for the Eastern District of Texas and (y) after such remand, there is a final non-appealable judgement with prejudice in favor of SAS, then (I) the Purchaser shall have no obligation to cause Parent to issue, and Parent shall have no obligation to issue, any of the Forty Percent Shares (and the Purchaser will be released from its obligations under Section 2.5(a)(i)) and (II) the Purchaser shall have no obligation under Section 2.5(a) to cause Parent to issue, and Parent shall have no obligation to issue, any of the Sixty Percent Shares which at the date of such final non-appealable judgement have not been issued or are subject to any pending claims by the Purchaser in respect of Covered Matters in accordance with Section 2.5(c) (iv) or Section 6.2 at such time.

(ii) In the event that by the date that is four years and six months after the Sixty Percent Release Date, there has not been a final, non-appealable dismissal with prejudice or judgement that fully resolves the Texas Litigation in favor of the Company, then the Purchaser shall have no obligation to cause Parent to issue, and Parent shall have no obligation to issue, any of the Forty Percent Shares (and the Purchaser will be released from its obligations under Section 2.5(a)) or to cause Parent to issue, and Parent shall have no obligation to issue, any of the Sixty Percent Shares that are subject to any pending claims by the Purchaser in respect of Covered Matters in accordance with Section 2.5(c)(iv) or Section 6.2 at such time.

(iii) The First Anniversary Adjustable Amount will be reduced by an amount equal to the Cash Deficit, if any, by an amount equal to the Working Capital Deficit, if any, by an amount equal to 94.01% of the IP Company Cash Deficit, if any, and by an amount equal to 94.01% of the IP Company Working Capital Deficit, if any. If the sum of the Cash Deficit, if any, the Working Capital Deficit, if any, 94.01% of the IP Company Cash Deficit, if any, and 94.01% of the IP Company Working Capital Deficit, if any, are greater than the First Anniversary Adjustable Amount, then any such excess shall reduce, in sequential order, the Second Anniversary Adjustable Amount, the Third Anniversary Adjustable Amount and the Forty Percent Adjustable Amount.

(iv) The number of shares of Class A Stock issuable in accordance with Section 2.5(a) will be adjusted by deducting, from the First Anniversary Adjustable Amount, the Second Anniversary Adjustable Amount, the Third Anniversary Adjustable Amount and/or the Forty Percent Adjustable Amount, an amount equal to the aggregate of all liabilities for Covered Matters which are undischarged at the respective dates for issue of those shares pursuant to Section 2.5(a); provided, however, that no such deduction shall be made with respect to the SAS Litigation Covered Matters after the date that is four years and six months after the Sixty Percent Release Date. For these purposes, the “Covered Matters” are the matters described in the following clauses (A), (B), (C) and (D) and the “SAS Litigation Covered Matters” are the matters described in the following clauses (B), (C) and (D):

(A) any indemnification claims made by the Purchaser in accordance with Section 6.2;

(B) to the extent that the aggregate legal fees and properly incurred out-of-pocket expenses incurred by the Company or the Parent (to the extent that such fees and expenses incurred by Parent are reasonably incurred) with respect to the SAS Litigation exceed USD 300,000 (net of any Value Added Tax) in any Financial Year (the “Litigation Limit”), an amount equal to the excess over the Litigation Limit for each Financial Year provided, however, in calculating the aggregate amount of such legal fees and expenses incurred by the Company or the Parent in any Fiscal Year, there shall be excluded the aggregate amount of Post Ninety Day Legal Fees and Expenses;

(C) an amount equal to the aggregate of any fines, penalties, damages, legal fees and expenses of third parties, court costs, settlement amounts, license fees or the like payable by the Company, the Purchaser or any of their respective Affiliates in connection with or arising from the SAS Litigation; and

(D) USD 5,000,000 for each separate Three Month Period during which the Company, the Purchaser or any of their respective Affiliates are restricted in any way from doing business in the United States as a result of rulings arising from or related to the SAS Litigation.

The Purchaser shall determine, in good faith, after taking into account any written representations made by the Sellers’ Representative, whether the liabilities associated with the Covered Matters shall reduce the First Anniversary Adjustable Amount, the Second Anniversary Adjustable Amount, the Third Anniversary Adjustable Amount and/or the Forty Percent Adjustable Amount, provided that there is no duplication of reductions and provided that there is no recoupment with respect to shares of Class A Stock once they are issued pursuant to Section 2.5(a) other than to the extent that there is liability pursuant to Section 6.2(d) for Damages beyond the value of shares of Class A Stock that are not yet issued pursuant to Section 2.5(a).

(v) If, on any date on which shares of Class A Stock are otherwise to be issued in accordance with Section 2.5(a), the Purchaser has made a written claim for indemnification under ARTICLE VI that has not been finally resolved pursuant to ARTICLE VI, then the U.S. dollar amount of such pending claim shall be deducted from and shall reduce the First Anniversary Adjustable Amount, the Second Anniversary Adjustable Amount, the Third Anniversary Adjustable Amount and/or the Forty Percent Adjustable Amount (as determined by the Purchaser in its discretion but without duplication) when determining the number of shares of Class A Stock (if any) to be issued on such date. If, following final determination or agreement by the Purchaser and the Sellers’ Representative of all such pending claims, an amount is payable by the Purchaser, then a number of shares of Class A Stock equal to the quotient obtained by dividing (i) the amount so payable by (ii) the Average Market Price (the number of shares to be rounded down) will be issued in accordance with Section 2.5(b) within ten Business Days after the last of such claims shall have been finally determined or agreed by the Purchaser and the Sellers’ Representative.

(vi) The Purchaser will have no obligation to cause Parent to issue, and Parent will have no obligation to issue, any of the First Component of Sixty Percent Shares to any Designated Employee who, on the first anniversary of the Sixty Percent Release Date, is no longer an employee of or consultant to the Company, the Purchaser or any of their respective Affiliates if such Designated Employee’s employment or consultancy agreement was terminated either (A) by such Designated Employee without Good Reason or (B) by such Designated Employee’s employer or client for Cause. The Purchaser will have no obligation to cause Parent to issue, and Parent will have no obligation to issue, any of the Second Component of Sixty Percent Shares to any Designated Employee who, on the second anniversary of the Sixty Percent Release Date, is no longer an employee of or consultant to the Company, the Purchaser or any of their respective Affiliates if such Designated Employee’s employment or consultancy agreement was terminated either (C) by such Designated Employee without Good Reason or (D) by such Designated Employee’s employer or client for Cause. The Purchaser will have no obligation to cause Parent to issue, and Parent will have no obligation to issue, any of the Third Component of Sixty Percent Shares to any Designated Employee who, on the third anniversary of the Sixty Percent Release Date, is no longer an employee of or consultant to the Company, the Purchaser or any of their respective Affiliates if such Designated Employee’s employment or consultancy agreement was terminated either (E) by such Designated Employee without Good Reason or (F) by such Designated Employee’s employer or client for Cause. Any shares of Class A Common Stock that cease to be issuable to a Designated Employee pursuant to this Section 2.5(c)(vi) shall cease to be issuable pursuant to this Agreement.

(vii) In the event that Parent enters into an agreement to consummate a Business Combination Event or otherwise consummates a Business Combination Event prior to the time when the Purchaser ceases to have any further obligation to cause Parent to issue Class A Stock hereunder, then the Sellers’ Representative, the Purchaser and Parent shall concurrently enter into an amendment to this Agreement, in form and substance reasonably satisfactory to the Purchaser and Parent, that provides that subsequent to the date of consummation of such Business Combination Event, in lieu of any further obligation to cause Parent to issue any shares of Class A Stock hereunder, the Purchaser or the Purchaser’s successor shall be obligated to cause Parent or Parent’s successor to issue or pay Converted Units, at a ratio of one Converted Unit for each share of Class A Stock that would have been issuable hereunder in the absence of such Business Combination Event, under terms comparable to the terms applicable to the issuance of Class A Stock hereunder.

(d) Promptly after the Purchaser determines that a reduction is to be made in the Forty Percent Adjustable Amount, the First Anniversary Adjustable Amount, the Second Anniversary Adjustable Amount or the Third Anniversary Adjustable Amount, the Purchaser shall provide the Sellers’ Representative with a notice describing such adjustment in reasonable detail and the Sellers’ Representative shall acknowledge receipt of such notice and provide a copy of such notice to each Principal Seller and the Investment Firm.

(e) The relative equity ownership of each of the Sellers (excluding the interests of the Optionholders) is set forth in Exhibit A annexed hereto under the column entitled “Fractional Interests”. The relative equity ownership of each of the Principal Sellers is set forth in Exhibit A annexed hereto under the column entitled “Amended Fractional Interests”) (“Amended Fractional Interests”). The relative equity ownership of each of the Sellers in the IP Company is set forth in Exhibit B annexed hereto under the column entitled “IP Company Fractional Interests.” The relative equity ownership of each of the Principal Sellers in the IP Company is set forth in Exhibit B annexed hereto under the column entitled “IP Company Amended Fractional Interests”) (“IP Company Amended Fractional Interests”). The Fractional Interests differ slightly from the IP Company Fractional Interests, as do the Amended Fractional Interests and the IP Company Amended Fractional Interests. In connection with each reduction in the number of shares of Class A Stock to be made pursuant to this Agreement, it shall be necessary to determine whether the reduction was occasioned pursuant to a provision in the IP Company Stock Sale and Purchase Agreement (in which case the reduction would be allocated among the Principal Sellers in accordance with the IP Company Amended Company Fractional Interests) or whether the reduction was not occasioned pursuant to a provision in the IP Company Stock Sale and Purchase Agreement (in which case the reduction would be allocated among the Principal Sellers in accordance with the Amended Fractional Interests). Each notice delivered pursuant to Section 2.5(d) shall also set forth the allocation of the reduction among the Principal Sellers, computed in the manner set forth in this Section 2.5(e). Each time that shares of Class A Stock are to be issued hereunder, the Purchaser shall take into account each reduction in the shares of Class A Stock applicable to such issuance and shall allocate the overall reduction in shares applicable to the Principal Sellers among the Principal Sellers based on how each reduction was allocated either on the basis of IP Company Amended Fractional Interests or Amended Fractional Interests. The Purchaser shall provide the Sellers’ Representative with a notice describing how such overall allocation has been calculated in reasonable detail and the Sellers’ Representative shall acknowledge receipt of such notice and provide a copy of such notice to each Principal Seller. A hypothetical example describing how the allocation of reductions among the Principal Sellers is to be calculated is set forth in Exhibit B annexed hereto. The notifications provided to the Sellers’ Representative pursuant to Section 2.5(d) and this Section 2.5(e) shall be final and binding on the Sellers Representative, the Principal Sellers and the Investment Firm, absent mathematical errors that are correctable and corrected prior to the issuance of shares of Class A Stock hereunder.

Section 2.6 Joint and Several Liability. All obligations of the Sellers under Section 2.4 shall be joint and several.

Section 2.7 Closing. Subject to compliance with the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures concurrently with the execution of this Agreement.

Section 2.8 Closing Deliverables by the Sellers. Subject to the satisfaction of all applicable conditions, at or prior to the Closing, the Sellers will deliver, or cause others, as applicable, to deliver, the following duly executed documents to the Purchaser:

(a) stock transfer forms duly completed and executed by the registered holders thereof for transfer of the Company Shares and the Option Shares to the Purchaser, together with certificates representing the Company Shares and the Option Shares (or an indemnity in the agreed form for any missing share certificates, duly executed as a deed) if the Company Shares and Option Shares are certificated;

(b) the minute books, Tax Returns, accountant work papers, and Share transfer records of the Company and its Subsidiaries, provided that if documents and records are located at an office of the Company or its Subsidiaries on the Closing Date, the Sellers shall be deemed to have delivered such documents to the Purchaser;

(c) the Covenant Agreements signed by each of the Designated Employees and the Optionholder Agreements signed by each of the Optionholders;

(d) the Employment Agreements signed by each of the Designated Employees and a duly authorized officer of the Company;

(e) written resignations effective as of the Closing Date from each of the directors and secretary of the Company;

(f) a copy of the new articles of association of the Company, which have been approved and adopted in accordance with the Company Charter Documents;

(g) an executed copy of the Closing Certificate;

(h) a U.S. Internal Revenue Service Form W-8BEN, including all required documents and attachments, properly completed by each Seller and Optionholder;

(i) evidence that the Sellers have applied to Companies House for the issue of good standing certificates indicating that the Company is in good standing (where such concept is recognized) in the jurisdiction of its organization and each jurisdiction where it is qualified to do business as a foreign entity;

(j) an agreement, among the Investment Firm, the Sellers’ Representative, the Purchaser and the Parent, pursuant to which the Investment Firm shall (i) provide investment representations comparable to the representations made in Section 3.30, (ii) acknowledge that the payment of cash to the Investment Firm in accordance with the terms of this Agreement and the IP Company Stock Sale and Purchase Agreement and the issuance of Class A Stock to the Investment Firm (or its Affiliate) in accordance with the terms of this Agreement constitute payment in full for all services rendered by the Investment Firm to the Company Group, the IP Company Group and their respective equity owners, (iii) acknowledge that the issuance of Class A Stock to the Investment Firm (or its Affiliate) shall be governed exclusively by the applicable provisions of this Agreement relating thereto, (iv) acknowledge that the Investment Firm shall be bound by all determinations made by the Sellers’ Representative with respect to the matters described in Article II and Article VI of this Agreement; and

(k) all other documents required to be delivered by the Sellers or the Sellers’ Representative to the Purchaser pursuant to this Agreement or reasonably necessary to give effect to the transactions contemplated under this Agreement.

Section 2.9 Post-Closing Deliverable by the Sellers. As soon as practicable and in any event no later than 15 Business Days after Closing, the Sellers will deliver, or cause others, as applicable, to deliver, to the Purchaser a good standing certificate indicating that the Company is in good standing in the jurisdiction of its organization.

Section 2.10 Withholding. Notwithstanding anything to the contrary herein, the Purchaser shall be entitled to deduct and withhold from any payment hereunder any amounts that are required to be deducted or withheld on account of Taxes. All such amounts deducted and withheld shall be treated for purposes of this Agreement as having been paid to the Person to whom the amount withheld would otherwise have been paid.

ARTICLE III

Warranties of the Sellers

References herein to the “Sellers’ Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III and Articles V and VIII of this Agreement, which shall be schedules to the Disclosure Letter, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VIII of this Agreement, which have been delivered on the date hereof by the Sellers to the Purchaser. Except as Disclosed, (i) with respect to the warranties in Section 3.1(c) and Section 3.30, each Seller hereby warrants severally as to that Seller and (ii) with respect to all of the warranties set out in this Article III except for the warranties in Section 3.1(c) and Section 3.30, the Sellers hereby warrant jointly and severally to the Purchaser as follows:

Section 3.1 Existence and Ownership.

(a) The Company (i) is a limited company duly organized, validly existing and in good standing under the laws of England and Wales; (ii) has all requisite power and authority to own and operate its property and to conduct the Business and any other business that it currently conducts; and (iii) is duly qualified as a foreign limited company licensed and in good standing (where such concept is recognized) under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification. Section 3.1(a) of the Sellers’ Disclosure Schedule lists each jurisdiction in which the Company is so qualified. The Business is conducted by the Company and its Subsidiaries solely through the Company Group. No jurisdiction, other than those referred to in Section 3.1(a) of the Sellers’ Disclosure Schedule, has claimed, in writing or otherwise, that the Company is required to qualify as a foreign corporation or other entity therein. Except for the jurisdictions referred to in Schedule 3.1(a) of the Sellers’ Disclosure Schedule, the Company does not own or lease property in any jurisdiction.

(b) The Company does not have, and nor has it had since its incorporation, directly or indirectly, any Subsidiaries. The Company does not have, and nor has it had since its incorporation, directly or indirectly, any controlled Affiliates.

(c) Each of the Sellers has full power and authority to execute and deliver this Agreement and each other Seller Document to which such Party is a party, and to consummate the transactions contemplated by the Seller Documents to which it is a party. The execution, delivery and performance by the Sellers of this Agreement and the other Seller Documents to which any such Party is a party have been duly authorized by all necessary action on behalf of each of the Sellers. This Agreement has been, and, to the extent applicable, each other Seller Document has been, duly executed and delivered by the Sellers, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and, to the extent applicable, each other Seller Document constitutes, the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2 Organizational Documents; Books and Records. True, complete and correct copies of the articles of association and certificate of incorporation (including amendments thereto), bylaws (including amendments thereto), share and option register and register of members, statutory books and records, minute books and other organizational documents of each entity in the Company Group (collectively, the “Company Charter Documents”) have been made available to the Purchaser prior to the date of this Agreement. Such documents, minute ledgers, minute books and books of record (including the books of account and statutory registers) as made available to the Purchaser prior to the date hereof, are true, complete and correct in all material respects. Except as set forth on Schedule 3.2 of the Sellers’ Disclosure Schedule, the minutes (including actions by written consent without meetings) of the Board of Directors (or other comparable management bodies), committees of the Board of Directors (or other comparable management bodies) and the equity owners of each entity in the Company Group that have been made available to the Purchaser are all of the minutes (and actions by written consent) of the Board of Directors (or other comparable management bodies), committees of the Board of Directors (or other comparable management bodies) and the equity owners of each entity in the Company Group and are true, correct and complete copies thereof in all respects.

Section 3.3 No Contravention. The execution, delivery and performance by the Sellers of this Agreement and each of the other Seller Documents to which any of them are a party and the transactions contemplated hereby and thereby and the execution, delivery and performance by the Company and the Optionholders of the Optionholder Agreements (a) do not contravene the terms of the Company Charter Documents or any organizational document to which any of the Sellers or the Sellers’ Representative is subject; (b) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Encumbrance under, or the breach of any fiduciary duty with respect to, any Contractual Obligation of any entity in the Company Group, any Seller or the Sellers’ Representative or any Law applicable to any entity in the Company Group, any Seller or the Sellers’ Representative; (c) do not violate any Order of any Governmental Authority against, or binding upon, any entity in the Company Group, any Seller or the Sellers’ Representative and (d) do not result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any liability of any entity in the Company Group or any Seller.

Section 3.4 Governmental Authorization; Third Party Consents. Except as set forth in Section 3.4 of the Sellers’ Disclosure Schedule, no approval, consent, exemption, registration, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Sellers or the Sellers’ Representative of this Agreement or any of the other Seller Documents, any instruments of transfer referred to herein or the consummation of the transactions contemplated hereby and thereby.

Section 3.5 No Insolvency. No entity in the Company Group (i) has suspended its payments or become unable or deemed to be unable to pay its debts (excluding the Existing Judgement) as they become due, (ii) has made an amicable settlement with its creditors or entered into any moratorium or other arrangement with its creditors generally, (iii) is in judicial reorganization or judicial liquidation; (iv) has been the object of any proceedings for the reorganization or collective discharge of its liabilities under the laws of any jurisdiction, (v) has filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof, and (vi) is, to the Knowledge of the Sellers, under the threat of any such proceedings. No entity in the Company Group is under voluntary liquidation or any winding-up process or has ceased or proposed to cease to carry on all or a substantial portion of its businesses.

Section 3.6 Legal Proceedings. The aggregate amount that the Company estimates to be payable to satisfy the Existing Judgement in full as of the date hereof is set forth in Section 3.6 of the Sellers’ Disclosure Schedule. The representations set forth in Section 3.6 of the Sellers’ Disclosure Schedule are accurate and complete. Other than the SAS Litigation and the proceedings brought by IRI (Information Resources srl, Via dei Missaglia 97, 20142 Milano, Italy) against the Company and SAS in the Court of Appeal of Milan which relate to the SAS Litigation, no actions, suits, proceedings, demands, claims, counterclaims, cross-claims, complaints, disputes, arbitrations, challenges, liens, inquiries or investigations (collectively, “Claims”) are pending or, to the Knowledge of the Sellers, threatened, at law, in equity, in arbitration or before any Governmental Authority against any of the entities in the Company Group or against or relating to the Intellectual Property or other assets owned, leased or licensed by the Company Group on the date hereof, including any Claims contesting the right of any entity in the Company Group to sell, license or use the Intellectual Property sold, licensed or used by any of the entities in the Company Group, nor, to the Knowledge of the Sellers, is there any basis for any of the foregoing. The foregoing includes, without limitation, (a) Claims pending or, to the Knowledge of the Sellers, threatened or (b) to the Knowledge of the Sellers, any Claims arising out of or related to the current or prior employment of any employees of any entity in the Company Group or the engagement of any consultants by any entity in the Company Group, their use in connection with the business of any entity in the Company Group of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers or customers. No Order other than in connection with the SAS Litigation has been issued by any court or other Governmental Authority against any entity in the Company Group or any property of any entity in the Company Group or purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Seller Documents. Other than the SAS Litigation, none of the entities in the Company Group is subject to any actual or, to the Knowledge of the Sellers, threatened sanctions or enforcement action by any Governmental Authority, including, without limitation, any outstanding fines, injunctions, civil, administrative or criminal penalties, settlement, investigations or suspensions or any obligation on the part of any entity in the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action. There are no Claims pending or, to the Knowledge of the Sellers, threatened that are reasonably likely to prohibit or restrain the ability of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.7 Compliance with Laws.

(a) Each entity in the Company Group is in compliance, in all material respects, with all applicable Laws, including without limitation, those relating to the sale, license or distribution of any of the Intellectual Property. To the Knowledge of the Sellers, there is no existing Law which could reasonably be expected to prohibit or restrict any entity in the Company Group from, or otherwise materially adversely affect any entity in the Company Group in, conducting its business in any jurisdiction in which any such entity now conducts, or proposes to conduct, its business, including without limitation, selling, licensing and/or distributing its Intellectual Property in any jurisdiction.

(b) Each entity in the Company Group has all Permits that are necessary for the conduct of the business of such entity, as presently conducted; such Permits are in full force and effect. Section 3.7(b) of the Sellers’ Disclosure Schedule contains a list of all material Permits that are required for the operation of the business of the Company Group as presently conducted and as presently intended to be conducted (“Material Permits”). None of the entities in the Company Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Material Permit, and, to the Knowledge of the Sellers, there are no facts or circumstances which would reasonably be likely to form the basis for any such default or violation. None of the Material Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement. All Material Permits are valid, subsisting and in full force and effect.

(c) Save for the Existing Judgement, no material expenditure is presently required by any entity in the Company Group in order to comply with any existing Law or Order.

(d) Neither any entity in the Company Group nor any of their respective directors, officers, agents or employees, has, directly or indirectly, in violation of any Law (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any entity in the Company Group, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company Group.

(e) Each entity in the Company Group has, at all times, been in material compliance with all applicable Laws relating to export controls and trade embargoes. Without limiting the foregoing, no entity in the Company Group has any direct or indirect business relationship with, nor has directly or indirectly delivered any products or services to, nor has directly or indirectly made any of the Company Group’s Intellectual Property available to, any Persons located in Cuba, Iran, Sudan, Myanmar, Libya, North Korea or Syria.

(f) No entity in the Company Group (nor any of the officers, directors, agents, employees or other Persons authorized to act on behalf of any entity in the Company Group) has, directly or indirectly, (i) taken any action which would cause it to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption Law, or (ii) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Each of the entities in the Company Group has instituted, and maintains and enforces, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption Laws.

(g) The operations of each entity in the Company Group are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, the applicable money laundering statutes of all jurisdictions where each entity in the Company Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company Group with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Sellers, is threatened.

(h) The Sellers have furnished and made available to the Purchaser complete and correct copies of all final reports from audits or examinations performed with respect to any entity in the Company Group by any Governmental Authority within the past five years (the “Audit Reports”) and any and all corrective action plans resulting from any such Audit Reports. Other than as set forth in the Audit Reports and any corrective action plans furnished or made available to the Purchaser, within the past five years (i) no material deficiencies have been asserted against any entity in the Company Group by any Governmental Authority, (ii) no fine or penalty in excess of £5,000 has been imposed on any entity in the Company Group by any Governmental Authority, and (iii) no similar audits or examinations are currently being performed.

(i) To the Knowledge of the Sellers, if any entity in the Company Group is required to maintain licenses, registrations, or certifications, from any Governmental Authority, such entity has obtained all such licenses, each of which is listed on Section 3.7(i) of the Sellers’ Disclosure Schedule, is current with all license fees, is in compliance in all material respects with all license requirements and is in good standing with all licensing bodies. If such licenses are maintained in the name of an individual employee, such individual employee is identified in Section 3.7(i) of the Sellers’ Disclosure Schedule, such employee is in good standing with the Company Group and such employee is in compliance with and in good standing with such Governmental Authorities.

Section 3.8 Capitalization; Governance.

(a) Section 3.8(a)(i) of the Sellers’ Disclosure Schedule sets forth (i) the aggregate authorized and issued equity interests and Equity Equivalents of the Company; (ii) a true and complete list of the equity owners of the Company (including any trust or escrow agent arrangement created in connection with any employee stock option plan) and, opposite the name of each equity owner, the amount of all outstanding equity interests and Equity Equivalents of the Company owned by such equity owner, and the aggregate percentage of voting rights of such equity owner. The Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. None of the entities in the Company Group is, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, nor do any of such entities have any other type of investment (including loans) in any third party. The Company does not have a phantom stock plan or any other similar type of plan currently in effect, and no phantom stock rights are outstanding with respect to any such plan.

(b) Except as set forth on Section 3.8(a)(i) of the Sellers’ Disclosure Schedule, there are no Equity Equivalents or other options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued equity interests of any entity in the Company Group, or other securities of, or any proprietary interest in, any such entity and there is no outstanding security of any kind convertible into or exchangeable for any such equity or proprietary interest, and there are no commitments, contracts, agreements, arrangements or understandings by the Company or any Subsidiary of the Company to issue any of the foregoing interests. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or the transfer of any equity interests in any entity in the Company Group. Upon payment by the Purchaser of the Optionholders’ Aggregate Amount in accordance with the terms of this Agreement, no Optionholder shall have any right to acquire any interest in the Company and no Optionholder shall have any further rights with respect to the Options formerly held by such Optionholder.

(c) The Sellers are the sole legal and beneficial owners of one hundred percent (100%) of the issued and outstanding Company Shares (subject to the dilution that will occur by the issue of the Option Shares to the Optionholders immediately prior to Closing), in the respective amounts set forth on Section 3.8(a)(i) of the Sellers’ Disclosure Schedule. The Sellers own such Company Shares free and clear of all Encumbrances. All of such Company Shares are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable securities and other Laws. No person has the right to acquire Option Shares other than the Optionholders who have executed Optionholders Agreements, copies of which have been furnished to the Purchaser.

(d) Section 3.8(d) of the Sellers’ Disclosure Schedule lists the directors and officers of each entity in the Company Group.

(e) The Company has not been a Subsidiary or division of any other entity.

Section 3.9 Contractual Obligations; No Breach or Default.

(a) In this Agreement, (a) “Material Contract” means any agreement, arrangement, understanding or commitment that any of the entities in the Company Group is a party to or bound by, that is of material importance to the business, profits or assets of the Company Group; and (b) “Scheduled Contract” means any agreement, arrangement, understanding or commitment required by this Section 3.9 to be referenced in Section 3.9(b) of the Sellers’ Disclosure Schedule.

(b) Except as Disclosed in Section 3.9(b) of the Sellers’ Disclosure Schedule or as otherwise provided for in the following provisions of this Section 3.9(b), none of the entities in the Company Group is a party to, or otherwise subject to, any agreement, arrangement, understanding or commitment which:

(i) is a Material Contract, but excluding any Material Contract Disclosed in the Dataroom;

(ii) is of an unusual or exceptional nature, but excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge (such Knowledge in this Section 3.9(b)(ii) being limited to the Sellers having only made enquiry amongst themselves and no further enquiry having been made);

(iii) relates to joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information, but excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge;

(iv) is not in the ordinary and usual course of the business carried on by the Company Group, but excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge;

(v) contains covenants of any entity in the Company Group not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment, or covenants of any other Person not to compete with any of the entities in the Company Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, but in each case excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge (such Knowledge in this Section 3.9(b)(v) being limited to the Sellers having only made enquiry amongst themselves and no further enquiry having been made);

(vi) relates to the acquisition (by merger, purchase of stock, purchase of assets or otherwise) by any entity in the Company Group of any operating business or material assets or the capital stock of any other Person, but excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge;

(vii) relates to the incurrence, assumption or guarantee of any Indebtedness or imposing an Encumbrance (including a Permitted Encumbrance) on any assets of the Company Group, including indentures, guarantees, loans or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements or security agreements, but excluding any agreement, arrangement, understanding or commitment that is Disclosed in the Dataroom that involves a financial commitment of less than £100,000 or involves Encumbrances with respect to property having a fair market value of less than £100,000;

(viii) enables a third-party to license the Company Group’s Software as part of a solution provided to such third-party’s customers, but excluding any agreement, arrangement, understanding or commitment that is Disclosed in the Dataroom;

(ix) provides for severance, retention, change in control or other similar payments, but excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge;

(x) relates to the employment in the ordinary course of business of (i) any director or officer on a full-time, part-time or consulting or other basis or (ii) any other Person on a full-time, part-time or consulting or other basis (other than, for clause (ii), Contracts prepared on the Company’s standard template without any material deviations therefrom), but excluding any agreement, arrangement, understanding or commitment that is Disclosed in the Dataroom (which shall include but not be limited to the anonymized details of the Company’s employees);

(xi) involves outstanding agreements of guaranty or surety, direct or indirect, by any of the entities in the Company Group, but excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge;

(xii) provides for indemnification by any of the entities in the Company Group arising out of or in connection with any Company Group Product or service provided by any of the entities in the Company Group, other than indemnification provided to customers and/or counterparties pursuant to agreements Disclosed in the Dataroom or pursuant to a template agreement Disclosed in the Dataroom;

(xiii) involves a commitment by the Company to provide services or software to, or make payments to, Cyban Group Ltd or Adiona Technologies Limited, but excluding any agreement, arrangement, understanding or commitment of which the Sellers do not have Knowledge; or

(xiv) involves the agreement to sell Software, products or services to any customer on a “most favorite customer” basis or comparable basis, but excluding any agreement, arrangement, understanding or commitment Disclosed in the Dataroom.

(c) To the Knowledge of the Sellers (such Knowledge in this Section 3.9(c) being limited to the Sellers having only made enquiry amongst themselves and no further enquiry having been made), each Material Contract and Scheduled Contract is in full force and effect and is the legal, valid and binding obligation of one or more entities in the Company Group, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the entities in the Company Group nor, to the Knowledge of the Sellers, any counterparty is (or will, with the lapse of time, be) in material default under any Material Contract or Scheduled Contract. No party has given notice of any significant dispute with respect to any Material Contract or Scheduled Contract. The Dataroom contains true, correct and complete copies of all of the Material Contracts and Scheduled Contracts, together with all amendments, modifications or supplements thereto to the extent that the same are available to the Sellers. No party to any of the Material Contracts or Scheduled Contracts, including without limitation, those relating to the Intellectual Property, has given notice of its intention to terminate, or of its intention to alter the scope of rights available under, or of its intention to fail to renew, such Material Contract or Scheduled Contract. The Company Group has not received any notice of a default under, or with respect to, any Material Contract or Scheduled Contract. The Company Group has not issued invoices to or accepted any prepayments of any amounts from customers with respect to any Material Contract or Scheduled Contract as to which the Company Group has not yet performed the services or other obligations required pursuant to such Contract. The Company Group has paid in full all amounts due under the Material Contracts and Scheduled Contracts, when due, and has satisfied (or will, with the lapse of time, satisfy) or provided (or will, with the lapse of time, provide) for all of its other liabilities and obligations thereunder, as and when required thereunder.

(d) There are no agreements or arrangements in effect with respect to the sale, marketing, distribution, licensing, or promotion of the Software programs of the Company Group by any independent salesperson, distributor, sublicensor, remarketer, sales organization or other third-party, except for Contracts that are Disclosed in the Dataroom.

Section 3.10 Real Property and Real Property Leases.

(a) Except as set forth in Section 3.10(a) of the Sellers’ Disclosure Schedule, no entity in the Company Group owns or otherwise has title to any real estate.

(b) Section 3.10(b) of the Sellers’ Disclosure Schedule sets forth a complete list of all leases of real property pursuant to which any entity in the Company Group leases property to or from any other Person. Except as set forth on Section 3.10(b) of the Sellers’ Disclosure Schedule, (i) all leased property is in the condition required by the applicable lease, and (ii) all leases and other agreements included on Section 3.10(b) of the Sellers’ Disclosure Schedule are in full force and effect and constitute legal, valid and binding agreements of the parties (and their successors) thereto, enforceable against the parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the entities in the Company Group is in material default under any such lease, nor, to the Knowledge of the Sellers, is any other party to any such lease in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party has given notice of any significant dispute with respect to any such lease. The Sellers have delivered to the Purchaser true, correct and complete copies of each such lease, together with all amendments, modifications or supplements thereto. Neither the whole nor any portion of the real property subject to the Company Group’s real property leases is subject to any Order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of any such real property been instituted or, to the Sellers’ Knowledge, threatened by any Governmental Authority, with or without payment therefor. The real property subject to the Company Group’s leases complies with all Environmental Laws, was operated in compliance with, and was in compliance with, all Environmental Laws at all times when it was leased by any entity in the Company Group or by any Seller and, to the Knowledge of the Sellers, was operated in compliance with, and was in compliance with, all Environmental Laws at all times when it was not leased by any entity in the Company Group or by any Seller.

(c) Except as set forth in Section 3.10(c) of the Sellers’ Disclosure Schedule, neither the Company, the Sellers nor any of their respective Affiliates has any direct or indirect interest in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases any real or personal property or in any other person with whom the Company has any business relationship. For purposes hereof, “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity;

Section 3.11 Financial Information; Undisclosed Liabilities.

(a) The Financial Statements of the Company Group for the years 2018 – 2020 and year-to-date 2021 set forth in Section 3.11(a) of the Sellers’ Disclosure Schedule (the “Financial Statements”) are true, complete and correct in all respects, have been prepared in accordance with Applicable Accounting Principles (applied on a consistent basis throughout the periods indicated and with each other) and fairly present in all respects the financial condition and operating results of the Company as of the respective dates and for the respective periods indicated. The Company has not entered into any financing, “off balance sheet” arrangement or other similar transaction which is not set forth or reflected in the Financial Statements.

(b) The statement of receivables set forth in Section 3.11(b) of the Sellers’ Disclosure Schedule lists all of the accounts, notes and other receivables of the Company (other than the SAS Directed Receivables, which will not be receivable by the Company until the Existing Judgement is paid in full), including any which are not reflected in the Financial Statements, and fairly presents in all respects the notes, accounts and other receivables payable to or for the benefit of the Company as of the Closing Date. All such receivables represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Company’s Business, are current and collectible in amounts not less than the aggregate amount thereof in the ordinary course of business and are not subject to any counterclaims or set-offs.

(c) The statement of payables set forth in Section 3.11(b) of the Sellers’ Disclosure Schedule lists all of the accounts, notes and other amounts payable by the Company, including any which are not reflected in the Financial Statements, and fairly presents in all respects the notes, accounts and other amounts payable by the Company as of the Closing Date.

(d) The statement of revenues and end-user sales (invoices) for the years 2018–2020 and year-to-date 2021 set forth in Section 3.11(d) of the Sellers’ Disclosure Schedule are true, complete and correct in all respects and fairly presents in all respects the end-user sales of the Company’s software products as of the respective dates and for the respective periods indicated;

(e) All books, records and accounts of the Company Group are true, accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(f) The Company has not granted, or agreed to grant, any Encumbrance over any of its assets except set forth in Section 3.11(f) of the Sellers’ Disclosure Schedule.

(g) The Company Group does not have any debt (other than the Existing Judgement), loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which is not adequately reflected or provided for in the balance sheet (the “Most Recent Balance Sheet”) as of December 9, 2021 (the Most Recent Balance Sheet Date”) included within the Financial Statements, other than liabilities that are not material to the Company Group and either are (a) not required by the Applicable Accounting Standards to be reflected or provided for in the Company Group’s consolidated balance sheet or (b) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date.

(h) All of the Company Group’s accounts receivable have arisen in the Ordinary Course of Business, represent bona fide transactions with third parties, to the Sellers’ Knowledge are not subject to any contests, claims, counterclaims or offsets (except for those for which adequate reserves have been established by the Company in the Company’s consolidated balance sheet as of the Most Recent Balance Sheet Date) relating to the amount or validity thereof, have been billed and are collectible in accordance with normal trade practice.

(i) None of the methods of accounting of the Company or its Subsidiaries has changed in the past four years.

(j) A copy of any mortgage on the Company’s Owned Real Property in effect on the date hereof is set forth in Section 3.11(j) of the Sellers’ Disclosure Schedule.

(k) Section 3.11(k) of the Sellers’ Disclosure Schedule sets forth the Sellers’ estimate of the Company’s Working Capital as of the date hereof, including estimates of the various components of Current Assets and Current Liabilities.

Section 3.12 Taxes.

(a) With respect to all Tax Returns of any entity in the Company Group, (i) there is no unassessed Tax deficiency threatened or, to the Knowledge of the Company Group, proposed against any entity in the Company Group and (ii) no audit has been notified to any entity in the Company Group or is in progress with respect to any Tax Return, no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

(b) Each of the entities in the Company Group has timely filed or caused to be filed all Tax Returns that it was required to file under applicable Law (including all applicable extensions), and all such Tax Returns were correct and complete in all respects, give full disclosure of all material facts, were prepared in substantial compliance with all applicable Law and are not likely to be the subject of any question or dispute with any Taxing Authority.

(c) No charge to Tax will arise to the Company Group as a result of entry into or completion of this Agreement.

(d) None of the entities in the Company Group is in dispute with any Taxing Authority and, to the Knowledge of the Sellers, there are no circumstances which are likely to give rise to such a dispute.

(e) No member of the Company Group is or ever has been a close company within the meaning of section 439 Corporation Tax Act 2010.

(f) All deficiencies for Taxes asserted or assessed against any of the entities in the Company Group have been fully and timely paid or settled and no audit, examination, investigation or other proceeding by any Taxing Authority is pending or, to the Knowledge of the Sellers, threatened with respect to any Taxes due from or with respect to of the entities in the Company Group.

(g) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company Group.

(h) None of the entities in the Company Group is a party to or bound by any Tax allocation or sharing agreement, whether written or unwritten.

(i) The Dataroom contains true, correct and complete copies of all (i) Tax examinations, (ii) extensions of statutory limitations, and (iii) Tax Returns for each of the entities in the Company Group for the tax years 2018, 2019 and 2020.

(j) Each of the entities in the Company Group was incorporated in and is and always has been resident only in the United Kingdom for Tax purposes. No claim has ever been made by any Governmental Authority in a jurisdiction where any of the entities in the Company Group does not file Tax Returns that any such entity is or may be subject to taxation by such jurisdiction.

(k) No shares or securities have been issued or transferred to or are held on behalf of any current or former director or employee of the Company Group to which the provisions of Part 7 of Income Tax (Earnings and Pensions) Act 2003 apply or have been applied and there are no shares or securities otherwise issued by the Company Group to which the provisions of Part 7 of Income Tax (Earnings and Pensions) Act 2003 apply or have been applied.

(l) Except as set forth in Section 3.12 of the Sellers’ Disclosure Schedule, the Company Group has not established (or is a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by HM Revenue & Customs, for the benefit of its current or former directors or employees or any of them.

(m) No relevant steps (within the meaning of Part 7A of Income Tax (Earnings and Pensions) Act 2003) have been taken by an employee benefit trust or another third party for the benefit of any employee or former employee of the Company Group (or any person linked with such employee or former employee) to which an income tax charge has or may apply pursuant to the provisions of Part 7A of Income Tax (Earnings and Pensions) Act 2003.

(n) None of the entities in the Company Group has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. None of the entities in the Company Group has ever been a member of any consolidated, combined, affiliated, or unitary group of corporations for any Tax purposes or has any liability for the Taxes of any Person other than an entity in the Company Group which liability is primarily or directly chargeable against or attributable to any other Person.

(o) None of the entities in the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement, settlement agreement or similar agreement entered into with any Governmental Authority or Taxing Authority on or prior to the Closing Date; (iv) intercompany transactions; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under applicable Tax Law to defer the time for inclusion or recognition of income attributable to circumstances occurring or arising on or prior to the Closing Date, including, but not limited to, election under Section 965(h) of the Code, election under Section 1400Z-2 of the Code, or election under Section 108(i) of the Code (or, in each case, any similar provision of state, local or non-U.S. Law). None of the entities in the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purposed or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(p) Each of the entities in the Company Group is and has been in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating any transfer pricing practices and methodologies.

(q) The Company Group has, throughout the whole of the last 4 years, been registered and been eligible to be registered and is a taxable person for the purposes of the Value Added Tax Act 1994 and such registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs. The Company Group has complied with the terms of all statutory provisions, regulations, directions, conditions, notices and agreements with HM Revenue & Customs relating to VAT and has not been required by HM Revenue & Customs to give security.

(r) None of the entities in the Company Group has been registered as a member of a group of companies for the purposes of sections 43 to 43C Value Added Tax Act 1994.

(s) All supplies of goods and services made by the Company Group are taxable supplies for the purposes of the VAT and all input tax is deductible in accordance with the provisions of sections 25 and 26 Value Added Tax Act 1994.

(t) There is no instrument to which the Company Group is a party and which is necessary to establish the Company Group’s rights or the Company Group’s title to any asset, which is liable to stamp duty and which has not been duly stamped, or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

(u) None of the entities in the Company Group is or ever has been (A) a “passive foreign investment company” within the meaning of Section 1297 of the Code or (B) a “controlled foreign corporation” as defined in Section 957 of the Code. None of the entities in the Company Group has any investment in United States property for purposes of Section 956 of the Code. None of the entities in the Company Group is, or has ever been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No election under Section 897(i) of the Code has ever been filed by or with respect to any of the entities in the Company

Group and there is no such election currently in effect. None of the entities in the Company Group has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has, or has ever had, an office or fixed place of business in a country other than the country in which it is organized. None of the entities in the Company Group has at any time entered into, been engaged in or been a party to or promoter of any scheme, transaction or arrangement that was required by Law to be specifically disclosed to a Governmental Authority (or other Taxing Authority) or a main or dominant purpose or object of which was the avoidance or deferral of, or the obtaining of a reduction in or other advantage in respect of, any Taxes. None of the entities in the Company Group is currently subject to a limitation under Sections 382, 383 or 384 of the Code (or any similar provision of state, local or non-U.S. Law).

(v) None of the Company nor its Subsidiaries is subject to any applicable Tax holidays that could terminate as a result of the transactions contemplated herein.

(w) No Seller is an individual who is a United States citizen, a resident of the United States, or otherwise considered a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for any U.S. Tax purposes. No amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event, including any termination of employment or service on or following the Closing Date) could give rise to any “excess parachute payment,” as defined under Section 280G(b) of the Code and the regulations thereunder, or trigger the excise tax under Section 4999 of the Code.

Section 3.13 No Material Adverse Effect; Ordinary Course of Business. Except as set forth in Section 3.13 of the Sellers’ Disclosure Schedule and save for the SAS Litigation, since December 31, 2019, (I) the business of the Company Group has been operated in the Ordinary Course of Business including with respect to the collection of accounts receivable, the payment of accounts payable, and the licensing of software at all times, and (II):

(a) none of the entities in the Company Group has experienced a Material Adverse Effect nor, to the Knowledge of the Sellers, does any factor or condition exist, and no event has occurred, that would be reasonably expected to result in a Material Adverse Effect;

(b) the entities in the Company Group have not participated in any transaction material to the Company Group, or otherwise acted outside the Ordinary Course of Business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders or equity holders in respect of its equity interests (other than dividends or distributions to other entities in the Company Group), or redeemed, purchased or otherwise acquired, directly or indirectly, any equity interests;

(c) the entities in the Company Group have not increased the compensation of any of its officers or the rate of pay, benefits, commissions or bonuses with respect to any of its officers; the entities in the Company Group have not increased the compensation or the rate of pay, benefits, commissions or bonuses of any of its non-officer employees, except as part of regular compensation increases for such non-officer employees in the Ordinary Course of Business;

(d) the entities in the Company Group have not created or assumed any Encumbrance (other than a Permitted Encumbrance) on a material asset of such entities or issued, created, incurred, assumed or guaranteed any Indebtedness;

(e) save for the Existing Judgement, the entities in the Company Group have not failed to discharge or satisfy any Encumbrance or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided in the Most Recent Balance Sheet;

(f) the entities in the Company Group have not entered into any Contract other than in the Ordinary Course of Business;

(g) there has not been any change in accounting policies for the Company Group;

(h) the entities in the Company Group have not sold or transferred any of their assets or canceled any debts or claims or waived any rights, except in the Ordinary Course of Business;

(i) the entities in the Company Group have not disposed of any Intellectual Property or any applications therefor, nor have they entered into any license of Intellectual Property other than licenses of Intellectual Property to customers in the Ordinary Course of Business;

(j) the entities in the Company Group have not entered into any new (or amended any existing) employee benefit plan, nor have the entities in the Company Group changed the benefits made available to its employees;

(k) the entities in the Company Group have not issued or granted any additional equity interests or Stock Equivalents, or altered in any way any its outstanding securities or made any change in its outstanding equity interests or other ownership interests or the capitalization thereof, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(l) the entities in the Company Group have not paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of their Affiliates;

(m) the entities in the Company Group have not made, changed or revoked any election in respect of Taxes, made any Tax payments inconsistent with past practice except as required by a change in Law occurring subsequent to the establishment of such past practice, made any entity classification election for U.S. federal income Tax purposes, made or surrendered any material claim for a refund of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement with any Taxing Authority, amended or re-filed any Tax Return, settled any Claim or assessment in respect of Taxes, made any change to the Company Group’s intercompany transfer pricing, entered into any arrangement that could result in material “subpart F” inclusions for the Purchaser (as determined as though each of the non-U.S. entities in the Company Group were a “controlled foreign corporation” for U.S. federal income Tax purposes), or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, other than in the Ordinary Course of Business;

(n) there has not been any waiver of any material rights or claims of the entities in the Company Group, other than in the course of good faith disputes with customers in the Ordinary Course of Business;

(o) the entities in the Company Group have not made or committed to make any capital expenditures in excess of £10,000 individually or £25,000 in the aggregate, other than as disclosed in the Dataroom;

(p) the entities in the Company Group have not suffered any labor dispute, strike or other work stoppage;

(q) the entities in the Company Group have not entered into, amended or terminated any Material Contract other than as Disclosed in the Dataroom; and

(r) the entities in the Company Group have not entered into any agreement or made any commitment to do any of the foregoing.

Section 3.14 Employee Matters and Labor Relations.

(a) The Company has separately provided to the Purchaser a complete, accurate and anonymized list of current Employees, Agency Workers, Consultants or Workers of the entities in the Company Group, setting forth, for each such employee and contractor, position, date of hire, relationship (if any) to any of the Sellers, the length of notice required to terminate the employment contract or engagement, the type of employments or engagement (whether full or part time or other), whether the Employee or Worker works or is paid outside Scotland and if so the country in which that Employee or Worker works or performs services and the law governing the contract of employment or engagement, total base compensation and total other compensation paid to such current employee and contractor in respect of the three most recently completed fiscal years and year-to-date for the current fiscal year.

(b) The Seller has provided to the Purchaser complete, accurate and validly executed copies of the anonymized contracts the Company or any of its Subsidiaries has entered into with its Employees, Agency Workers, Consultants or Workers, whichever the case may be;

(c) Neither the entities in the Company Group nor their respective representatives is involved in negotiations, whether with Employees, Workers or Consultants or Employees’, Workers’ or Consultants’ representatives, to modify the terms and conditions of employment of any of their Employees, Workers or Consultants (including with respect to benefits and compensation, and other than the employees’ annual pay review consistent with past practice), nor have they made any representations, promises, offers or proposals to any of their Employees, Workers or Consultants, or to any Employees’, Workers’ or Consultants’ representatives, concerning or affecting the terms and conditions of employment (including in relation to any benefits and compensation) of any of the Employees, Workers or Consultants.

(d) Except as set forth in Section 3.14(d) of the Sellers’ Disclosure Schedule and save as otherwise provided for in (I) this Agreement, (II) the IP Company Stock Sale and Purchase Agreement and (III) the Optionholder Agreements, none of the Employees, Workers or Consultants of any of the entities in the Company Group shall receive any compensation, remuneration or benefit relating to the transactions contemplated hereby.

(e) There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Sellers, threatened in any forum by or on behalf of any present or former Employee, Worker or Consultant or group of Employees, Workers or Consultants of any entity in the Company Group, alleging breach of any employment contract, any Laws or contractual arrangements governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with employment relationships.

(f) Each entity in the Company Group has at all times been in compliance with all material obligations imposed on it contractually in relation to each Agency Worker, Consultant, Employee and Worker (and each former Agency Worker, Consultant, Employee and Worker); and all material obligations imposed on it at any time by any Law, regulation or code of practice relevant to the relations between it and any or all of its Agency Workers, Consultants, Employees or Workers (or former Agency Workers, Consultants, Employees or Workers) or between it and any recognized trade union.

(g) The Company Group has not been party to a Relevant Transfer affecting any of the Employees (or former Employees) or any other person engaged (or formerly engaged) in the business of the Company Group and there has been no variation (or purported variation) of the terms of employment or engagement of any Employee, former Employee or such other person for any reason as a result of or connected with a Relevant Transfer. There are no circumstances which are likely to give rise to a Relevant Transfer affecting any of the Employees or any other person engaged in the business of the Company.

(h) There are no current or proposed collective labor agreements, collective bargaining agreements or similar arrangements with any labor organization or work rules or practices agreed to with any labor organization, works council, trade unions or employee association applicable to the Employees, Workers or Consultants of the entities in the Company Group or otherwise binding on any of the entities in the Company Group, including any agreements restricting the entities in the Company Group from relocating or closing any of their operations or establishing any obligation relating to the maintenance of the level of employment.

(i) No Employee, Worker or Consultant or group of Employees, Workers or Consultants has provided written or verbal notice of his or her intention to terminate their employment with the Company Group.

(j) There is (i) no grievance or arbitration proceedings arising out of or under collective bargaining agreements pending or, to the Knowledge of the Sellers, threatened against any of the entities in the Company Group, and (ii) no strike, labor dispute, slowdown or stoppage is pending or, to the Knowledge of the Sellers, threatened against any of the entities in the Company Group. There is no union representation question existing with respect to the employees of the Company Group, and, to the Knowledge of the Sellers, no union organizing activities are taking place.

(k) All National Insurance payments and Taxes on wages relating to any employees or directors of the Company Group have been duly and fully paid to the applicable Government Authority. In the context of any social insurance Law audits carried out in the past, no complaints or subsequent claims have been raised by the social security institutions as against any entity in the Company Group.

Section 3.15 Employee Benefit Plans and Pensions.

(a) Except as set forth in Section 3.15(a) of the Sellers’ Disclosure Schedule, neither the Company, nor any other entity in the Company Group maintains or contributes to, nor have they maintained or contributed to, any Plans (collectively, the Plans set forth in in Section 3.15(a) of the Sellers’ Disclosure Schedule, the “Employee Benefit Plans”).

(b) All contributions to, and payments from, the Employee Benefit Plans which are required to have been made by the Company, or any of its Affiliates, with respect to any period ending on or before the Closing Date, in accordance with the Employee Benefit Plans, have been timely made or will be timely made on or before the Closing Date.

(c) Except as disclosed in Section 3.15(c) of the Sellers’ Disclosure Schedule, neither the Company nor any of its Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan.

(d) The Employee Benefit Plans intended to qualify under any Law, if any, have been determined by the applicable Governmental Authority to be so qualified and, to the Knowledge of the Sellers, no event has occurred and no condition exists with respect to the form or operation of such Employee Benefit Plans that would cause the loss of such qualification or any applicable exemption or the imposition of any material liability, penalty or Tax under any Applicable Law.

(e) There are (i) no investigations pending by any Governmental Authority involving the Employee Benefit Plans or any Multiemployer Plan, and (ii) no pending or, to the Knowledge of the Sellers, threatened claims (other than routine claims for benefits), suits or proceedings against any Employee Benefit Plan, against the assets of any of the trusts under any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Employee Benefit Plan or against the assets of any trust under such plan, nor, to the Knowledge of the Sellers, are there any facts which would give rise to any such liability.

(f) Except as disclosed in Section 3.15(f) of the Sellers’ Disclosure Schedule, none of the Plans maintained by any entity in the Company Group provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except at the expense of the participant or the participant’s beneficiary.

(g) Except as disclosed in Section 3.15(g) of the Sellers’ Disclosure Schedule, none of the entities in the Company Group maintains any Plan that provides benefits to any retirees.

Section 3.16 Assets.

(a) Each of the entities in the Company Group has good, valid, and marketable title to, or valid leasehold interests under enforceable leases in, all of the properties and assets, whether tangible or intangible, used in its business (collectively, the “Assets”), in each case free and clear of all Encumbrances except for (i) Encumbrances that will be discharged upon payment of Indebtedness pursuant to Section 2.3 of this Agreement and (ii) the obligations of the Company Group under any End-User License Agreements. Upon consummation of the Closing, after giving effect to the payments of Indebtedness to be made pursuant to Section 2.3 of this Agreement and the terms of End-User License Agreements, the entities within the Company Group will hold good and marketable title to all of the assets owned by them, free and clear of all Indebtedness and free and clear of all Encumbrances. The Assets of the Company Group that will be assets of the Company Group immediately after the consummation of the Closing represent all of the assets and properties necessary to conduct the business of the Company Group, as presently conducted and, collectively, represent all of the assets and properties used or currently intended for use in the conduct of the business of the Company Group, as presently being conducted, including without limitation: (i) all of the intellectual property assets and rights owned or used by the Company Group related thereto, including without limitation, all software products marketed under the Company’s name, and all e-data management system products, and all components and modules thereto and the source code, object code, data and documentation associated therewith and the copyrights (registered and non-registered), trade secrets, trademarks, tradenames and other proprietary rights associated therewith; (ii) all fixed assets related thereto; (iii) any and all customer lists related thereto; (iv) all customer contracts; (v) all vendor contracts; and (vi) the goodwill associated therewith. Set forth on Schedule 3.16(a) of the Sellers’ Disclosure Schedule is a listing of all current and prior corporate names of the Company and its Subsidiaries, all assumed names under which the Company and its Subsidiaries conduct business and all names of all predecessor companies of the Company Group, including the names of any entities acquired by any entity in the Company Group (by stock purchase, merger or otherwise) or owned by any such entity or from which any such entity previously acquired material assets. All machinery, equipment, furniture, fixtures and other material items of personal property used in the Business are in good operating condition and fit for operation in the Ordinary Course of Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of normal operations of such machinery, equipment, furniture, fixtures and other personal property and are suitable for the purposes for which they are currently being used.

(b) Section 3.16(b) of the Sellers’ Disclosure Schedule sets forth all material leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which any of the entities in the Company Group is a party. The Sellers have delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements, if any, thereto. Each of the Personal Property Leases is in full force and effect and none of the entities in the Company Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the entities in the Company Group under any of the Personal Property Leases and, to the Knowledge of the Sellers, no other party is in default thereof.

Section 3.17 Certain Liabilities. Except for (i) guarantees of indebtedness of another entity in the Company Group or (ii) as specifically set forth and described on Section 3.17 of the Sellers’ Disclosure Schedule, none of the entities in the Company Group is directly or indirectly liable upon or with respect to, or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person. There are no outstanding warranty claims against any of the entities in the Company Group.

Section 3.18 Intellectual Property.

(a) The Company Group owns or possesses a valid and subsisting license to use, sell and license all of the Intellectual Property that is used in connection with, or is necessary for the operation of, the Business of the Company Group as previously conducted, as presently conducted and as presently proposed (by the directors of the Company) to be conducted, free and clear of any royalty, payment, credit or other obligations and free and clear of all Encumbrances (other than Permitted Encumbrances described in Section 3.18(a) of the Sellers’ Disclosure Schedule and save for the US Injunction), subject only to the rights of the licensors and the licensees under the Company Group’s IP Licenses (defined in Section 3.18(c)) that have been Disclosed in the Dataroom. There are no restrictions that would preclude the Company Group from assigning or transferring to the Purchaser or an Affiliate of the Purchaser all of the Company Group’s rights in and to the Company Group’s Intellectual Property.

(b) Section 3.18(b) of the Sellers’ Disclosure Schedule lists all of the Intellectual Property owned by each of the entities in the Company Group (excluding confidential information and trade secrets), including all filings, registrations and applications for any Intellectual Property filed by any of the entities in the Company Group, and in each case a brief description of each item identifying the type of Intellectual Property (such as Patent, Copyright or trademark), application number, application filing date, registration or grant number, registration or grant date, and the owner or applicant thereof, as applicable. Section 3.18(b) of the Sellers’ Disclosure Schedule lists each item of Software that is owned by an entity in the Company Group that is material to the Business. None of the Intellectual Property listed on Section 3.18(b) of the Sellers’ Disclosure Schedule and none of the Company’s trade secrets are subject to any outstanding Order, and no Claim (save for the SAS Litigation) is pending or, to the Knowledge of the Sellers, threatened, which challenges the validity, enforceability, use or ownership of any of such Intellectual Property or any of the Company’s trade secrets.

(c) Copies of all Intellectual Property and Software (including any Open Source Materials) licenses, sublicenses, distributor agreements and other agreements under which any of the entities in the Company Group is either a licensor, licensee or distributor of Intellectual Property or Software (including any Open Source Materials) (together, the “IP Licenses”) have been Disclosed in the Dataroom. Each of the entities in the Company Group has performed in all material respects all obligations (save for obligations the performance of which is in the future) imposed upon it by each license, sublicense, distributor agreement and other agreement required to be Disclosed pursuant to the immediately preceding sentence, and is not, nor, to the Knowledge of the Sellers, is any other party thereto, in breach of or default thereunder in any material respect, nor is there any event which with notice or lapse of time or both would constitute a material default thereunder. To the Knowledge of the Sellers (such Knowledge in this Section 3.18(c) being limited to the Sellers having only made enquiry amongst themselves and no further enquiry having been made), all of the licenses, sublicenses, distributor agreements and other agreements required to be Disclosed pursuant to the first sentence of this Section 3.18(c) are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the consummation of the Closing.

(d) The conduct of the Business (i) as previously conducted during the immediately preceding six years has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, and (ii) as presently conducted, and as presently proposed (by the directors of the Company) to be conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property rights of any other Person.

(e) Other than the Texas Litigation and the other ongoing SAS Litigation referenced in Section 3.6 of the Sellers’ Disclosure Schedule, no litigation is ongoing and no Claim has been made against the Company Group or, to the Knowledge of the Sellers, is threatened, contesting the right of the Company Group to sell, license or use the Intellectual Property presently sold, licensed or used by the Company Group or which challenges the validity, enforceability or ownership of the Intellectual Property.

(f) To the Knowledge of the Sellers, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company Group.

(g) No former employer of any employee of the Company Group, and no current or former client of any consultant of the Company Group, has made a Claim against the Company Group that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

(h) Except as Disclosed in the Dataroom in relation to Section 3.9(b) and Section 3.18(c), the Company Group is not a party to or bound by any license or other agreement (in individual or template form) requiring the payment by the Company Group of any royalty payment in excess of USD 10,000 per year.

(i) To the Knowledge of the Sellers, no employee or contractor of the Company Group is in violation of any term of any employment agreement, Patent or invention disclosure agreement or other Contract or agreement, in each case relating to the relationship of such employee or contractor with any of the entities in the Company Group or any prior employer in connection with Intellectual Property matters.

(j) None of the Intellectual Property used by the Company Group is owned, directly or indirectly, in whole or in part, by any director, officer or employee of the Company Group. At no time during the conception or reduction to practice of the Company Group’s owned Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that adversely affects the Company Group’s ownership rights to its Intellectual Property.

(k) All present and former employees, agents, consultants and contractors of the Company Group who have contributed to or participated in the conception and/or development of the Company Group’s Intellectual Property have executed and delivered proprietary invention agreements with the Company Group that provide for the assignment of all Intellectual Property developed or otherwise created by them during the course of employment or engagement with the Company Group to an entity in the Company Group, along with a waiver of any non-assignable rights such as moral rights or “droit moral” with respect thereto, and have delivered to the Company Group any and all documents necessary to properly record such assignments. No such employee, agent, consultant or contractor of the Company Group has excluded works or inventions made during his or her employment or engagement with the Company Group from his or her assignment of inventions pursuant to such proprietary invention agreements other than any such exclusion that is not material to the Company Group.

(l) To the Knowledge of the Sellers (such Knowledge in this Section 3.18(l) being limited to the Sellers having only made enquiry amongst themselves and no further enquiry having been made), all of the Company Group’s end-user license agreements for the licensing of the Company Products (other than those terminated by the applicable licensee) are valid, subsisting, in full force and effect, binding upon and enforceable against the parties thereto in all material respects in accordance with their terms. The Company Group has not received any notice of any material default under, or with respect to, any such agreement, nor is any entity in the Company Group in material default of any obligations thereunder.

(m) Save as Disclosed in the Dataroom, no agreements or arrangements are in effect with respect to the sale, marketing, distribution, licensing or promotion of the Company Products by any independent salesperson, distributor, sublicensor, remarketer, sales organization or other third-party.

(n) Except as Disclosed in the Dataroom, each of the entities in the Company Group has used all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Materials”) in compliance with all license terms applicable to such Open Source Materials. Except as Disclosed in the Dataroom, none of the entities in the Company Group has used or distributed any Open Source Materials in connection with any Company Products in a manner that requires or has required (i) any of the entities in the Company Group to permit reverse-engineering of the Company Products, or any other Software or other technology owned by any of the entities in the Company Group; or (ii) any Company Products, or any other Software or other technology owned by any of the entities in the Company Group, to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.

(o) None of the material Trade Secrets of the Company Group, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person (other than employees, representatives, consultants and agents of the Company Group), except pursuant to binding written non-disclosure agreements.

(p) No license agreement entered into by entities in the Company Group grants the licensee thereunder an exclusive right and license to use the Company’s Intellectual Property licensed thereunder.

(q) The Company’s Intellectual Property (i) is of independent creation and (ii) contains only (a) original material created by or on behalf of the Company or (b) material that has been properly licensed from third parties and has been used by or on behalf of the Company Group in accordance with the terms of the applicable license for such materials.

(r) To the Knowledge of the Sellers (but without any freedom to operate search having been performed), there is no intellectual property held by any third-party that could reasonably be expected to prohibit or restrict any entity in the Company Group from, or otherwise materially adversely affect any entity in the Company Group in, conducting its business in any jurisdiction in which any such entity now conducts, or proposes to conduct, its business, including without limitation, selling, licensing, marketing, re-marketing and/or distributing its Intellectual Property in any jurisdiction.

Section 3.19 Network Redundancy and Computer Back-up. Except as set forth in Section 3.19 of the Sellers’ Disclosure Schedule, each entity in the Company Group has made back-ups of all computer Software and databases utilized by it and maintains such Software backups and databases at a secure off-site location.

Section 3.20 Potential Conflicts of Interest. Neither the entities in the Company Group, the Sellers, nor any of their respective Affiliates has any direct or indirect interest in any competitor, supplier or customer of any entity in the Company Group or in any Person from whom or to whom any such entity leases any real or personal property or in any other Person with whom any such entity has any other type of business relationship. Except as set forth in Section 3.20 of the Sellers’ Disclosure Schedule, no employee, officer, director, equity owner, partner, manager or member of any of the entities in the Company Group, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company Group nor do any of the entities in the Company Group owe any amount to, nor have any of the entities in the Company Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with any of the entities in the Company Group (whether written or oral), other than in their own capacity as an employee, officer, director, equity owner, partner, manager or member, (iii) owns any property or right, tangible or intangible, that is used by any of the entities in the Company Group (other than employment agreements) or (iv) has any Claim or cause of action against any of the entities in the Company Group.

Section 3.21 Trade Relations. Section 3.21 of the Sellers’ Disclosure Schedule sets forth a list identifying each customer of the Company Group during the Company’s current fiscal year (through November 30, 2021) and the preceding two fiscal years, showing the total sales (invoices) by the Company Group to each such customer during each such period. Except as set forth in Section 3.21 of the Sellers’ Disclosure Schedule, there exists no actual or, to the Knowledge of the Sellers, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any entity in the Company Group, or the business of any such entity, with any customer or material supplier or any group of customers or suppliers of any such entity, and, to the Knowledge of the Sellers, there exists no present condition or state of fact or circumstances that would reasonably be expected to result in a Material Adverse Effect with respect to any customer or material supplier or any group of customers or suppliers of any entity in the Company Group, or prevent any entity in the Company Group from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers after the Closing in substantially the same manner as heretofore conducted by the Company Group.

Section 3.22 Environmental Matters. Each entity in the Company Group is, and has at all times, within the past five years been, in compliance in all material respects with all applicable Environmental Laws. There is no civil, criminal or administrative judgement, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Sellers, threatened against the Company Group pursuant to any Environmental Laws; and, to the Knowledge of the Sellers, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, any Environmental Laws or liability to third parties related to any Environmental Matters.

Section 3.23 Deposit Accounts; Powers of Attorney. Set forth in Section 3.23 of the Sellers’ Disclosure Schedule is (a) the name of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution in which any entity in the Company Group maintains accounts or safe deposit boxes, (b) the names in which the accounts or safe deposit boxes are held, (c) the type of account and account number, and (d) the name of each person or entity authorized to draw thereon or have access thereto. Section 3.23 of the Sellers’ Disclosure Schedule also sets forth the name of each Person holding a general or special power of attorney from or otherwise binding upon any entity in the Company Group and a description of the terms of such power of attorney save where such powers of attorney are Disclosed in the Dataroom to the extent that such disclosures relate to the Company granting a counterparty a power of attorney to enable that counterparty to perfect an assignment of intellectual property from the Company to the counterparty.

Section 3.24 Broker’s, Finder’s or Similar Fees. Other than the fees and expenses payable to Centerview Partners UK LLP (the “Investment Firm”), there are no brokerage commissions, finder’s fees or similar fees or commissions or expenses payable by any entity in the Company Group in connection with the transactions contemplated hereby (“Bankers’ Fees and Expenses”) based on any agreement, arrangement or understanding with the Sellers or any entity in the Company Group or any action taken by any such Person. Section 3.24 of the Sellers’ Disclosure Schedule sets forth all agreements among the Investment Firm, the Sellers, the Company and the IP Company with respect to the payment of Bankers’ Fees and Expenses to the Investment Firm.

Section 3.25 Subsidies. No subsidy or aid has been specifically made available to any entity in the Company Group by a Governmental Authority within the past three years.

Section 3.26 Insurance. Section 3.26 of the Sellers’ Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company Group, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy insuring any entity in the Company Group has been canceled within the last two years and, to the Knowledge of the Sellers, no threat has been made to cancel any insurance policy of any of the entities in the Company Group during such period. All premiums and other amounts payable by entities in the Company Group in respect of all insurance policies of those entities have been paid in full when due. No claim has been made by any entity in the Company Group under any insurance policy.

Section 3.27 Data Protection.

(a) The Company Group has at all times (but without having conducted any review or investigation to confirm that it has) (i) complied with DP Laws (ii) made all necessary and appropriate notifications and registrations, paid all required fees and charges, and had a data protection officer where required, under DP Laws, (iii) maintained complete, accurate and up-to-date records of all processing activities undertaken by it or by a processor on its behalf as required under DP Laws (iv) had in place appropriate technical and organizational measures designed to ensure the security of its systems and of personal data, including protection against unauthorized or unlawful processing and accidental loss, destruction or damage of personal data) as required under DP Laws; and (v) had in place appropriate data protection policies and procedures designed to ensure that the collection, processing, accuracy, storage and retention of personal data by the Company Group complies with DP Laws.

(b) During the three years ending on the date of this Agreement, there has been no material breach of security leading to any accidental or unlawful destruction, loss, alteration or unauthorized disclosure of or access to, any personal data transmitted, stored or otherwise processed by the Company or by any processor on its behalf an no such breaches have been suspected or threatened and there are no circumstances likely to give rise to any such breach.

(c) The Company has not disclosed or transferred personal data outside the European Economic Area or to any international organization other than in accordance with DP Laws.

(d) All words and expressions used in Section 3.27 that are defined in the GDPR (unless the context requires otherwise) have the meanings given in the GDPR or, in relation to any jurisdiction in which the GDPR is not applicable, are interpreted as references to the words and expressions most closely approximating them under the DP Laws of that jurisdiction.

Section 3.28 Agreement and Other Documents; Disclosure. This Agreement and the Disclosure Letter do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect. True, correct and complete copies of each document or agreement listed or described in any Section of the Sellers’ Disclosure Schedule have been delivered to and received by the Purchaser or otherwise Disclosed in the Dataroom and there are no written amendments or modifications thereto, except as expressly noted in the applicable Schedule or Section of the Disclosure Letter on which such agreement or document is referenced.

Section 3.29 COVID-19. Section 3.29 of the Sellers’ Disclosure Schedule describes the impact, financial and otherwise, that the coronavirus has had, through the date hereof, on the entities in the Company Group as a whole, and the steps that such entities have taken through the date hereof with respect to the Company Group’s employees, customers, independent contractors and suppliers in connection with the coronavirus.

Section 3.30 Investment Representations. Each Principal Seller understands that the shares of Class A Stock to be issued to such Principal Seller in connection with this Agreement (the “Parent Shares”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Each Principal Seller also understands that such shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Principal Sellers’ representations contained in this Agreement. Each Principal Seller hereby represents and warrants as follows:

(a) Such Principal Seller has designated Oliver Robinson to serve as such Principal Seller’s “Purchaser Representative”, as such term is defined in Exhibit C annexed hereto (the “Representative”). The Representative satisfies each of the criteria described in such Exhibit C. The Representative has represented such Principal Seller in connection with evaluating the merits and risks of acquiring the Parent Shares hereunder and has reviewed with such Principal Seller, among other things, all aspects of Exhibit A annexed hereto. Except as set forth in Section 3.30(a) of the Sellers’ Disclosure Schedule, the Representative has advised such Principal Seller that there is no material relationship between the Representative or the Representative’s Affiliates and Parent, the Purchaser or their Affiliates that exists as of the date hereof, that is contemplated to exist in the future, or that has existed at any time during the previous two years, and that the Representative has not received any compensation from Parent or the Purchaser and will not receive any compensation from Parent or the Purchaser in connection with any relationship between the Representative or the Representative’s Affiliates and Parent, the Purchaser or their Affiliates relating to his appointment as the Representative. The Representative has reviewed with the Principal Sellers this Agreement, including without limitation each of the provisions of this Section 3.30, Article VI (indemnification) hereof and the exhibits annexed hereto.

(b) Such Principal Seller acknowledges that the stock records relating to the Parent Shares will bear restrictive legends relating to applicable transferability restrictions, such legends to be in form and substance satisfactory to Parent and the Purchaser and in accordance with Exhibit A annexed hereto.

(c) Such Principal Seller acknowledges that the Parent Shares may not be sold, transferred or otherwise disposed of in the absence of registration under the Securities Act and all other applicable securities Laws or an opinion of counsel satisfactory to Parent that no such registrations are required.

(d) Such Principal Seller acknowledges that there is no assurance that any exemption from registration under the Securities Act or other applicable securities Laws will be available and that, even if available, such exemption may not allow the Principal Sellers to transfer all or any portion of the Parent Shares under the circumstances, in the amounts or at the times the Principal Sellers might propose.

(e) Such Principal Seller acknowledges that Parent is under no obligation to register the Parent Shares under the Securities Act or under any other applicable securities Law.

(f) Such Principal Seller is acquiring the Parent Shares for such Principal Seller’s own account for investment only, and not with a view towards distribution.

(g) Such Principal Seller (and, if applicable, such Principal Seller’s Purchaser Representative) has had an opportunity to discuss Parent’s business, management and financial affairs with representatives of Parent; and such Principal Seller has also had the opportunity to ask questions of and receive answers from, such representatives regarding the terms and conditions of the Principal Sellers’ acquisition of the Parent Shares.

ARTICLE IV

Warranties of the Purchaser

The Purchaser hereby warrants to the Sellers as follows:

Section 4.1 Organization and Good Standing. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Purchaser Material Adverse Effect. The Purchaser is a corporation validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business.

Section 4.2 Authorization. Each of the Purchaser and Parent has full corporate power and authority to execute and deliver this Agreement and each other Purchaser Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Purchaser and Parent of this Agreement and each other Purchaser Document to which it is a party have been duly authorized by all necessary corporate action on behalf of the Purchaser and Parent. This Agreement and each other Purchaser Document to which it is a party have been duly executed and delivered by the Purchaser and Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Purchaser Document to which it is a party constitute the legal, valid and binding obligation of the Purchaser and Parent, enforceable against the Purchaser and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Non-contravention; No Consents.

(a) Neither the execution and delivery of this Agreement or any other Purchaser Document to which it is a party will (a) contravene any provision contained in the organizational documents of the Purchaser or Parent, (b) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (i) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (ii) any Order, Law or other restriction of any Governmental Authority, in each case to which Parent, the Purchaser or their Subsidiaries is a party or by which Parent, the Purchaser or their Subsidiaries is bound or to which any of the assets or properties of Parent, the Purchaser or their Subsidiaries are subject, (c) result in the creation or imposition of any Encumbrance on any of the assets or properties of Parent, the Purchaser or their Subsidiaries, or (d) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any liability of Parent, the Purchaser or its Subsidiaries.

(b) No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance by Parent or the Purchaser of this Agreement or any other Purchaser Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for such notices, filings, registrations, consents or approvals that, if not obtained, made or given, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 4.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser or Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.5 Reports. Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the Securities and Exchange Commission since December 31, 2019 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

Covenants and Agreements

Section 5.1 SAS Litigation:

(a) The Purchaser will procure that the Company will communicate with SAS promptly after the Closing Date with respect to the substantive aspects of the Existing Judgement and the SAS Litigation.

(b) The Purchaser shall indemnify, keep indemnified and hold harmless each of the Sellers (the “Seller Indemnified Parties”), against and in respect of any and all Damages, whether or not foreseeable, incurred by the Sellers or any of them subsequent to the ninetieth day after the Closing Date arising out of or in connection with the failure to satisfy the Existing Judgement if the Existing Judgement is not satisfied within ninety days after the Closing Date. A Seller’s recovery under this indemnity shall not be subject to a duty to mitigate Damages suffered. Under no circumstances will the Purchaser contest the enforceability of this indemnity.

(c) The Purchaser will procure that the Company continues to instruct the Company’s existing legal advisors, comprised of Keystone Law, MoloLamken and Caldwell Cassady Curry, to advise the Company in the conduct of the Pending Appeal until such time as a decision is made by the three judge panel to which the Pending Appeal shall be assigned. In relation to any and all other claims which relate to or are aspects of the SAS Litigation, and following a decision of the panel referred to in the previous sentence, any subsequent proceedings relating to or arising from the Pending Appeal, the Purchaser may, and may procure that the Company and any of its Affiliates will, be represented and advised by counsel appointed or nominated for appointment by the Purchaser. With respect to such subsequent proceedings, the Sellers shall cooperate with the Purchaser and provide such assistance as the Purchaser shall reasonably request.

(d) In the event the Eastern District Court of Texas allows the Company’s motion to recover legal fees and expenses incurred in connection with the Company’s litigation with SAS in the Texas Litigation and the Company actually receives payment of an amount or amounts pursuant to such motion, the Purchaser will procure that the Company will pay to the Principal Sellers an amount equal to 50% of the net amount so received after deduction of all fees and expenses incurred by the Company in prosecuting the motion after the Closing Date and after giving effect to the Litigation Limit (so as to avoid any duplication), provided that if payment of such net amount is not a tax deductible expense for the Company, the amount will be further reduced by deducting an amount calculated by applying the corporation tax rate then applicable to the Company to the amount of the net recovery. Any amount payable by the Company to the Principal Sellers will be paid to the Sellers’ Solicitors Client Account within 10 Business Days after the Company receives payment pursuant to the motion and will be allocated among the Principal Sellers in accordance with their relative Amended Fractional Interests as set forth in Exhibit A annexed hereto.

Section 5.2 Closing Documents. Prior to or on the Closing Date, assuming that all conditions to the Sellers’ obligations to consummate the Closing have been satisfied or waived by the Sellers, the Sellers shall execute and deliver, or cause to be executed and delivered, to the Purchaser, the documents or instruments described in Section 2.8 of this Agreement.

Section 5.3 Employment Matters. From and after the Closing, the Purchaser shall have no obligation to retain the employment of any of the Employees for any specified period following the Closing Date (save for any contractual or statutory period of notice, and subject to the requirement to effect any termination in accordance with applicable contractual and statutory requirements, provided that with respect to any such contractual period or requirement, the Sellers have heretofore provided Purchaser with access to the applicable Contract) and the Purchaser shall have no obligation to such Employees (except for contractual obligations disclosed in Section 5.3 of the Sellers’ Disclosure Schedule) upon termination, except to the extent required by Law.

Section 5.4 Seller Release. By executing this Agreement, each Seller acknowledges and confirms that (i) other than in respect of remuneration (including pension contributions) and expenses and accrued holiday pay (for the current holiday year), such Seller has no claim or right of action of any kind, arising in any capacity or in any jurisdiction, against the Company or any of the Company’s Subsidiaries or any of its or their officers, directors or employees; and (ii) to the extent that any such claim or right of action exists or may exist, and whether or not presently known to any party or to the law, such Seller hereby irrevocably waives such claim and releases and forever discharges the Purchaser, the Company, the Company’s Subsidiaries, and their officers, directors and employees from all and any liability in respect of it.

Section 5.5 Tax Matters.

(a) Notwithstanding anything to the contrary in this Agreement, the Purchaser may, but is not required to, file an election pursuant to Section 338(g) of the Code with respect to the Purchaser’s acquisition of the entities in the Company Group.

(b) All stock transfer, documentary, stamp duty, sales, use, registration and other similar Taxes, and all conveyance fees, recording charges, and other fees and charges (including interest, penalties and additions to any such Taxes) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate, and shall cause their respective Affiliates to cooperate in good faith to minimize the amount of any applicable Transfer Taxes.

(c) Purchaser, at the sole cost and expense of Sellers, shall prepare and file, or cause to be prepared and filed, all Tax Returns of the entities in the Company Group for any for Pre-Closing Periods and Straddle Periods, in each case, the due date of which (after taking into account any valid extensions of time to file) is after the Closing Date. The Sellers shall reimburse and indemnify Purchaser or its designee, on a joint and several basis, for all amounts shown due on the Tax Returns filed pursuant to this Section 5.5(c) to the extent attributable to any Pre-Closing Period or the portion of any Straddle Period ending at the closing of business on the Closing Date (determined as provided in Section 6.2(a)). Each of the Sellers and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the Purchaser or the Company Group, in connection with the preparation and filing of any Tax Return. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such Tax Return.

(d) All amounts which become payable pursuant to Section 2.4 or Section 2.5, and any payment made pursuant to Article VI shall constitute an adjustment to the Purchase Price for applicable Tax purposes, to the extent permitted by applicable Law.

Section 5.6 SAS Directed Receivables. The Purchaser shall cause the Company to use reasonable commercial efforts to cause the SAS Directed Receivables to be collected as promptly as possible. Promptly after the 120th day following the date hereof and in any event no later than twenty Business Days thereafter (the “Determination Date”), the Purchaser shall determine in good faith (and in accordance with customer instructions, where applicable) the dollar amount of SAS Directed Receivables that were paid, either to reduce the Existing Judgement or directly to the Company, during the period from the date hereof through the 120th day after the date hereof (the “Receivables Amount”). No later than five Business Days falling after the Determination

Date, the Purchaser shall provide the Sellers’ Representative with a statement setting forth such dollar amount by customer, which statement shall be binding upon the Principal Sellers and the Sellers’ Representative absent manifest error. Promptly after providing such statement to the Sellers’ Representative and in any event no later than fifteen Business Days thereafter, the Purchaser shall pay the Receivables Amount to the Sellers’ Solicitors Client Account for allocation among the Principal Sellers on the basis of their respective Amended Fractional Interests.

ARTICLE VI

Survival of Warranties and Covenants; Indemnification

Section 6.1 Survival of Warranties. Subject to the limitations and other provisions of this Agreement, the warranties provided for in this Agreement and the warranties provided for in the IP Company Stock Sale and Purchase Agreement will survive the Closing for a period of two years from the Closing Date for the benefit of the Parties hereto and their successors and assigns, at which point they will expire, except that (i) the IP Warranties, the warranties referred to as the “IP Warranties” in the IP Company Stock Sale and Purchase Agreement and the SAS Warranties will survive the Closing for a period of four years from the Closing Date for the benefit of the Purchaser, at which point they will expire, (ii) the Fundamental Warranties (other than Tax Warranties) and the warranties referred to as the “Fundamental Warranties” in the IP Company Stock Sale and Purchase Agreement (other than the warranties referred to as “Tax Warranties” in the IP Company Stock Sale and Purchase Agreement) will survive the Closing for a period of five years from the Closing Date for the benefit of the Purchaser, at which point they will expire, and (iii) the liability of the Sellers in respect of warranties referenced in Section 3.12 or in Section 3.12 of the IP Company Stock Sale and Purchase Agreement or elsewhere in this Agreement or the IP Company Stock Sale and Purchase Agreement regarding (a) Taxes, social security or similar obligations arising out of events occurring on or prior to the Closing Date whether or not provided for or disclosed in the Financial Statements or in the financial statements of the IP Company or its Subsidiaries, or (b) Taxes arising out of or in connection with any asset sales or other transfers, reorganizations, or recapitalizations involving the Company Group, the IP Company or its Subsidiaries arising prior to or contemporaneously with the Closing (collectively, the “Tax Warranties”) shall survive until the statute of limitation period expires with respect to such Taxes, social security or similar obligations. Any claim must be brought if at all within such applicable limitation periods. The survival period of each warranty as provided in this Section 6.1 or otherwise provided at law, is hereinafter referred to as the “Survival Period.” Any claim for indemnification not made by a Party on or prior to the last day of the applicable Survival Period shall be irrevocably and unconditionally released and waived; provided, however, that any obligation to indemnify and hold harmless under this Article VI shall not terminate with respect to any Damages for which the indemnified Party timely asserts a claim for indemnification with reasonable specificity and in writing by notice to the indemnifying Party in accordance herewith before the termination of the applicable Survival Period and that claim will survive until finally resolved. For the avoidance of doubt, it is the express intent of the Parties hereto that (i) if the applicable Survival Period for a matter contemplated by this Article VI is longer than the statute of limitations that would otherwise have been applicable to such matter, then, by contract, the applicable statute of limitations with respect to such matter shall be extended to the longer Survival

Period contemplated hereby and (ii) if the applicable Survival Period for a matter contemplated by this Article VI is shorter than the statute of limitations that would otherwise have been applicable to such matter, then, by contract, the shorter Survival Period contemplated hereby shall apply. The Parties further acknowledge that the applicable Survival Periods set forth in this Section 6.1 for the assertion of claims or bringing of actions under this Agreement are the result of arm’s-length negotiation between the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

Section 6.2 Indemnification.

(a) Effective upon consummation of the Closing and subject to the limitations set forth in Section 6.2(d), the Principal Sellers, jointly and severally (save unless otherwise stated in Section 6.2(c)), shall indemnify and hold harmless the Purchaser, its Affiliates, and their respective officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Purchaser Indemnified Parties”), against and in respect of Damages arising out of, resulting from or incurred in connection with:

(i) any breach of any warranty made by the Sellers in this Agreement and any breach of any warranty made by the IP Company Sellers under the IP Company Stock Sale and Purchase Agreement;

(ii) any and all Taxes (or the non-payment thereof) of the Company Group or the IP Company Group (x) resulting from or by reference to any income, profits or gains arising or event occurring in any Pre-Closing Period, and in the portion of any Straddle Period ending at the closing of business on the Closing Date (determined as provided in this Section 6.2(a)), including, for the avoidance of doubt, any such Taxes for which the Sellers or the IP Company Sellers are responsible, as provided in Section 5.5(b) or in Section 5.5(b) of the IP Company Stock Sale and Purchase Agreement, or (y) arising from the transactions contemplated by this Agreement or the IP Company Stock Sale and Purchase Agreement, including, for the avoidance of doubt, any Transfer Taxes for which the Sellers are responsible, as provided in Section 5.5(b), or for which the IP Company Sellers are responsible, as provided in Section 5.5(b) of the IP Company Stock Sale and Purchase Agreement;

(iii) any Long-Term Indebtedness of the Company Group as of the Closing Date that is not accurately reflected in the Closing Certificate and any IP Company Long-Term Indebtedness of the IP Company Group as of the Closing Date that is not accurately reflected in the IP Company Closing Certificate;

(iv) any Company Group Transaction Expenses unpaid as of the Closing Date that are not accurately reflected in the Closing Certificate and any IP Company Group Transaction Expenses unpaid as of the Closing Date that are not accurately reflected in the IP Company Closing Certificate;

(v) any Company Group Change in Control Payments that are not accurately reflected in the Closing Certificate and any IP Company Group Change in Control Payments that are not accurately reflected in the IP Company Closing Certificate;

(vi) any unpaid interest or principal outstanding on the Insider Loans as of the Closing Date that are not accurately reflected in the Closing Certificate and any unpaid interest or principal outstanding on the IP Company Insider Loans as of the Closing Date that are not accurately reflected in the IP Company Closing Certificate;

(vii) any Investment Firm Closing Fees and Expenses that are not accurately reflected in the Company Closing Certificate or the IP Company Closing Certificate and any other claims for compensation or reimbursement by the Investment Firm that are not expressly provided for in this Agreement or the IP Company Stock Sale and Purchase Agreement; and

(viii) any amount payable with respect to the Optionholders to acquire their Option Shares in excess of the Optionholders’ Aggregate Amount set forth in the Company Closing Date.

The Sellers acknowledge that in this Agreement they are providing indemnification to the Purchaser with respect to matters arising under the IP Company Stock Sale and Purchase Agreement and agree to do so. The Purchaser Indemnified Parties shall not be entitled to recover Damages from the Sellers for any claim for indemnification pursuant to Section 6.2(a) made after the expiration of the applicable Survival Period, provided that this sentence shall have no bearing on any such claim that is first made prior to the expiration of the applicable Survival Period. The Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Sellers for the period up to and including the close of business on the Closing Date, and (ii) to the Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company Group and the IP Company Group as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. In the case of any Taxes of the Company Group or the IP Company Group imposed on a periodic basis (including real property and ad valorem Taxes), the allocation between the Sellers and the Purchaser shall be made based on the number of days during the Straddle Period on or before the Closing Date, on the one hand, and the number of days in the Straddle Period after the Closing Date, on the other hand.

(b) Any Person providing indemnification pursuant to the provisions of Section 5.1(b) or this Section 6.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of Section 5.1(b) or this Section 6.2 is hereinafter referred to as an “Indemnified Party.”

(c) Effective upon consummation of the Closing, Peter Quarendon, Kevin Weekes and Benjamin Scurr shall each (on a several basis) indemnify and hold harmless the Purchaser Indemnified Parties, against and in respect of Damages arising out of, resulting from or incurred in connection with any breach of Sections 3.1(c), 3.3, 3.4, 3.8 or 3.12(w) of this Agreement or the last sentence of Section 3.6 of this Agreement or Sections 3.1(c), 3.3, 3.4, 3.8 or 3.12(w) of the IP Company Stock Sale and Purchase Agreement or the last sentence of Section 3.6 of the IP Company Stock Sale and Purchase Agreement by each of Peter Quarendon, Kevin

Weekes and Benjamin Scurr with respect to themselves only (i.e. on a several basis), subject to each of Peter Quarendon’s, Kevin Weekes’s and Benjamin Scurr’s Liability Cap. Such Damages shall be payable within twenty Business Days after a determination is made, either pursuant to arbitration in accordance with Section 7.4 or pursuant to agreement by the Sellers’ Representative and the Purchaser. For each of Peter Quarendon, Kevin Weekes and Benjamin Scurr, the term “Liability Cap” means the aggregate consideration theretofore paid to each of Peter Quarendon, Kevin Weekes and Benjamin Scurr under this Agreement and the IP Company Stock Sale and Purchase Agreement.

(d) The Principal Sellers’ indemnification obligations set forth in Section 6.2(a) shall be subject to the following limitations:

(i) The Principal Sellers’ indemnification obligation set forth in Section 6.2(a)(i), with respect to General Warranties, IP Warranties and the warranties referred to as “General Warranties” and “IP Warranties” under the IP Company Stock Sale and Purchase Agreement shall not apply to any claims for Damages unless and until such Damages exceed USD 50,000 (“Claims Threshold”), in which case the Principal Sellers shall be required to pay or be liable for all such Damages from the first dollar of such Damages irrespective of the Claims Threshold. For the avoidance of doubt, claims made pursuant to Section 6.2(a)(i) with respect to Fundamental Warranties and warranties referred to as “Fundamental Warranties” under the IP Company Stock Sale and Purchase Agreement are not subject to the limitations set forth in this Section 6.2(d)(i) and claims against a Party resulting from or related to fraud by that Party are not subject to the limitations set forth in this Section 6.2(d)(i).

(ii) Except with respect to claims based on fraud, (A) Purchaser’s sole recourse for claims under Section 6.2(a)(i) with respect to General Warranties, with respect to warranties referred to as “General Warranties” under the IP Company Stock Sale and Purchase Agreement and with respect to SAS Litigation Covered Matters shall be to the shares of Class A Stock which have yet to be issued accordance with Section 2.5(a) at the time such claims are first made and (B) with respect to claims made under Section 6.2(a)(i) relating to IP Warranties, warranties referred to as “IP Warranties” under the IP Company Stock Sale and Purchase Agreement, SAS Warranties, Fundamental Warranties, warranties referred to as “Fundamental Warranties” under the IP Company Stock Sale and Purchase Agreement and claims made under Sections 6.2(a)(ii), 6.2(a)(iii), 6.2(a)(iv), 6.2(a)(v), 6.2(a)(vi), 6.2(a)(vii) and 6.2(a)(viii) of this Agreement or Sections 6.2(a)(ii), 6.2(a)(iii), 6.2(a)(iv), 6.2(a)(v), Section 6.2(a)(vi) or 6.2(a)(vii) of the IP Company Stock Sale and Purchase Agreement, (I) Purchaser’s initial recourse shall be to the shares of Class A Stock which have yet to be issued in accordance with Section 2.5(a) at the time such claims are first made and (II) if the value of such shares (based on the Average Market Price) is insufficient to cover the dollar amount of any such claims, 95% of the balance of such claims shall be recoverable by the Purchaser from the Principal Sellers on a joint and several basis, subject to each Principal Seller’s “Liability Cap” if applicable, and 5% of the balance of such claims shall be recoverable from the Investment Firm, subject to the Investment Firm’s Liability Cap. For each Principal Seller who is not a Designated Employee and who has not committed fraud, the term “Liability Cap” means the aggregate consideration theretofore paid to such Principal Seller hereunder and under the IP Company Stock Sale and Purchase Agreement (consisting of the cash paid at Closing under this Agreement, the cash paid at the closing under the IP Company Stock Sale and Purchase Agreement and the shares of Class A Stock issued to such

Principal Seller hereunder, valued at a per share price equal to the Average Market Price) and the aggregate consideration then payable to such Principal Seller hereunder (consisting of the shares of Class A Stock remaining issuable to such Principal Seller, valued at a per share price equal to the Average Market Price). For each Principal Seller who is a Designated Employee and who has not committed fraud, the term “Liability Cap” means the aggregate consideration theretofore paid to such Principal Seller hereunder (consisting of the cash paid at Closing and the shares of Class A Stock issued to such Principal Seller hereunder, valued at a per share price equal to the Average Market Price), the cash paid to such Principal Seller at the closing under the IP Company Stock Sale and Purchase Agreement and the aggregate consideration then payable to such Principal Seller hereunder (consisting of the shares of Class A Stock remaining issuable to such Principal Seller hereunder, valued at a per share price equal to the Average Market Price). For the Investment Firm, the term “Liability Cap” means the aggregate consideration theretofore paid to the Investment Firm hereunder and under the IP Company Stock Sale and Purchase Agreement (consisting of the cash paid at Closing under this Agreement, the cash paid at the closing under the IP Company Stock Sale and Purchase Agreement and the shares of Class A Stock issued to the Investment Firm (or its Affiliate) hereunder, valued at a per share price equal to the Average Market Price) and the aggregate consideration then payable to the Investment Firm (or its Affiliate) hereunder (consisting of the shares of Class A Stock remaining issuable to the Investment Firm (or its Affiliate), valued at a per share price equal to the Average Market Price). For each Principal Seller who has committed fraud, there shall be no Liability Cap and no restriction on Purchaser’s recourse to recover on claims made by the Purchaser hereunder.

(e) Samuel Manning does not own any of the outstanding capital stock of the Company and owns 5.99% of the outstanding capital stock of the IP Company. Inasmuch as Samuel Manning is not subject to indemnification claims under this Agreement and will not receive any shares of Class A Stock under this Agreement or the IP Company Stock Sale and Purchase Agreement, in calculating Damages hereunder with respect to an indemnification matter that arises solely under the IP Company Stock Sale and Purchase Agreement, the amount recoverable by the Purchaser shall equal 94.01% of the actual Damages.

(f) Notwithstanding anything in this Agreement to the contrary, there shall be no duplication of recovery with respect to any matter for which indemnification is claimed pursuant to this Article VI and any matter for which indemnification is claimed under the IP Company Stock Sale and Purchase Agreement and any of the ancillary agreements delivered hereunder or thereunder.

(g) Effective upon consummation of the Closing, the Purchaser shall indemnify and hold harmless the Sellers and any Person claiming by or through any of them, against and in respect of all Damages arising out of, resulting from or incurred in connection with any breach of any warranty made by the Purchaser in this Agreement.

Section 6.3 Procedures for Claims.

(a) In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (a “Third Party Claim Notice”); provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the Parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party that is acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, conditioned or delayed) unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) upon assumption of the defense, the Indemnifying Party fails to acknowledge in writing to the Indemnified Party its indemnity obligations with respect to the full amount of Damages from such Third Party Claim without deduction, set-off or counterclaim hereunder (except for the express limitations set forth in this Agreement) and its obligations to hold harmless the Indemnified Parties therefrom or (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand, (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party or (z) if the Indemnified Party is a Purchaser Indemnified Party, the underlying matter is a criminal matter, is a matter that pertains to the SAS Litigation, is a matter that reasonably could be expected to impact the business reputation of the Purchaser, Parent or any of their Subsidiaries or is a matter that reasonably could, if the Third Party Claim is sustained, be expected to adversely impact (I) any Tax position with respect to any Tax period (or portion thereof) beginning after the Closing Date or (II) the Intellectual Property, in each case, of the Company Group, of the IP Company Group, of the Purchaser or of any other Affiliate of the Purchaser. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel that is acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, conditioned or delayed) to assume the defense of such claim or demand, the reasonable fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnifying Party, except as otherwise provided in Section 2.5(c)(iv)(B). The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless (A) such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy, (B) such settlement shall not limit, damage or interfere with the continuing operation of the Business in any respect and (C) if the Indemnified Party is a Purchaser Indemnified Party, such settlement shall not involve a criminal matter, a matter that pertains to the SAS Litigation, a matter that reasonably could be expected to impact the business reputation of the Purchaser, Parent or any of their Subsidiaries or a matter that reasonably could be expected to adversely impact the Intellectual Property of the Company Group, of the IP Company Group, of the Purchaser or of any Affiliate of the Purchaser. For purposes of determining whether notice has been provided hereunder within an applicable Survival Period, notice shall be deemed to have been given on the date that the Third Party Claim Notice is deemed received pursuant to Section 7.1.

(b) In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim) (an “Interparty Claim”), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim, the section of this Agreement under which such claim arises and any other relevant facts and circumstances relating thereto (an “Interparty Claim Notice”); provided, however, that failure to give such notice promptly will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the Parties from whom indemnity is sought are materially prejudiced as a result of such failure The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty day period (beginning on the date the Indemnified Party provides an Interparty Claim Notice hereunder) regarding the resolution of any disputed claims for Damages. If no resolution is reached with regard to such disputed Interparty Claim between the Indemnifying Party and the Indemnified Party within such thirty day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. For purposes of determining whether notice has been provided hereunder within an applicable Survival Period, notice shall be deemed to have been given on the date that the Interparty Claim Notice is deemed received pursuant to Section 7.1.

(c) Promptly following a final determination of the amount of any Damages claimed by the Indemnified Party by either (i) a determination of an arbitrator pursuant to Section 7.3 or (ii) the mutual agreement by the Indemnified Party and Indemnifying Party, the following shall occur:

(i) If, after giving effect to the limitations set forth in Section 6.2(d), the Purchaser has the right to recover Damages in respect of any claims made under Section 6.2(a)(i) relating to General Warranties or warranties referred to as “General Warranties” under the IP Company Stock Sale and Purchase Agreement or has a right to a recovery hereunder with respect to SAS Litigation Covered Matters, by way of enforcement against the issue of shares of Class A Stock in accordance with Section 2.5(a) which at the time any such claim is first made have not been issued, the Purchaser shall have the right to recover such Damages by reducing the number of shares of Class A Stock issuable hereunder in accordance with Section 2.5(c).

(ii) If, after giving effect to the limitations set forth in Section 6.2(d), the Purchaser has the right to recover Damages in respect of any claims made under Section 6.2(a)(i) relating to IP Warranties, warranties referred to as “IP Warranties” under the IP Company Stock Sale and Purchase Agreement, SAS Warranties, Fundamental Warranties and warranties referred to as “Fundamental Warranties” under the IP Company Stock Sale and Purchase Agreement and any claims made under Sections 6.2(a)(ii), 6.2(a)(iii), 6.2(a)(iv), 6.2(a)(v), 6.2(a)(vi), 6.2(a)(vii) and 6.2(a)(viii) of this Agreement or Sections 6.2(a)(ii), 6.2(a)(iii), 6.2(a)(iv), 6.2(a)(v), 6.2(a)(vi) and 6.2(a)(vii) of the IP Company Stock Sale and Purchase Agreement, the Purchaser shall have the right to reduce the number of shares of Class A Stock issuable hereunder in accordance with Section 2.5(c) and Section 6.2(c) to recover such Damages and, to the extent permitted by Section 6.2(d), to proceed directly against the Principal Sellers and Investment Firm to recover such Damages.

ARTICLE VII

Miscellaneous

Section 7.1 Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy, electronic mail in “portable document format” (“.pdf”) form or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the Party to receive such notice:

If to the Purchaser:	Altair Engineering Inc.
1820 E. Big Beaver Road
Troy, Michigan 48083
Telephone: 248-614-2400, ext. 453
Facsimile: 248-614-6197
Email (for pdf notice): raoul@altair.com
Attn: Raoul Maitra, General Counsel

With a copy to:	CMS Hasche Sigle
Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Schöttlestraße 8
70597 Stuttgart
Germany
Telephone: +49 711 9764788
Facsimile: +49 711 976496382
Email (for pdf notice): john.hammond@cms-hs.com
Attn: John Hammond

and with a copy to:	Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (973)597-2350
Facsimile: (973) 597-2351
Email (for pdf notice): pehrenberg@lowenstein.com
Attn: Peter H. Ehrenberg, Esq.

If to the Sellers, to the Sellers’ Representative	Oliver Robinson
c/o the Company
Osprey House, Budds Lane,
Romsey, Hampshire SO51 0HA

Telephone: +44 7879 677786
Email (for pdf notice): oliver.robinson@worldprogramming.com

With a copy to:	Keystone Law (for each of the Sellers and the Sellers’ Representative)
48 Chancery Lane
London WC2A 1JF
Telephone: +44 20 3319 3700
Facsimile: +44 845 458 9398
Email (for pdf notice): Claire.Blewett@keystonelaw.co.uk
Attn: Claire Blewett

Section 7.2 Expenses. Except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated hereby and the Sellers shall pay all expenses of the Sellers’ Representative and each entity in the Company Group relating hereto.

Section 7.3 Payments.

(a) Cash payments to be made to the Sellers under this Agreement, including any payment by the Sellers’ Representative from the Sellers’ Representative Expense Fund should the Sellers’ Representative determine that the Sellers’ Representative no longer requires any of the money held in the Sellers’ Representative Expense Fund, will be made by electronic transfer of immediately available funds to the Sellers’ Solicitors Client Account or to any other single client account in the United Kingdom of a reputable law firm of which the Sellers’ Representative gives the Purchaser at least three business days’ notice from time to time.

(b) Payment of any sum to:

(i) the Sellers’ Solicitors Client Account or otherwise in accordance with Section 7.3(a);

(ii) any account details of which are provided in the Closing Certificate; or

(iii) any account of an Optionholder details of which are provided to the Purchaser by the Sellers’ Representative or the Sellers’ Solicitors;

will discharge the obligations of the Purchaser to pay the sum in question and the Purchaser is not concerned to see the application of the monies so paid.

(c) Payments to be made to the Purchaser under this Agreement will be made in US dollars calculated at the exchange rate quoted by the Bank of England for the conversion of pounds into US dollars at midday on the day before the due date for payment, by electronic transfer of immediately available fund to an account of the Purchaser of which the Purchaser gives at least three business days’ notice.

(d) If

(i) any deduction of or withholding is required by law to be made from any sum payable by any Seller to the Purchaser under this Agreement, the Seller shall pay such increased sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

(ii) any sum paid or payable to the Purchaser under this Agreement (“Original Sum”) is or will be chargeable to Tax, the Sellers shall pay on demand to the Purchaser such additional sum as ensures that, after payment of the Tax, the Purchaser is left with an amount equal to the Original Sum, and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been chargeable to Tax but for some relief available to the Purchaser;

(iii) save that if the Sellers make an increased payment pursuant to Section 7.3(a) above in respect of which the Purchaser receives or is granted any credit against, relief for, repayment of, any Tax payable by the Purchaser, which credit, relief, or repayment the Purchaser would not otherwise have received or been granted, the Purchaser shall reimburse the Sellers such amount as leaves the Purchaser in no worse position than it would have been in had there been no such deduction or withholding. The Purchaser shall notify the Sellers’ Representative of such credit, relief, or repayment and shall pay the Sellers in accordance with this Section 7.3 promptly after receiving or being granted the credit, relief or repayment in question.

Section 7.4 Governing Law.

(a) This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the Laws of England and Wales, without giving effect to the conflict of law provisions thereof. Except as otherwise provided in Section 2.4(d) and Section 7.15 (which shall govern in the event of any inconsistency with this Section 7.4) or elsewhere in this Agreement, any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration pursuant to this Section 7.4. The Parties shall use their commercially reasonable efforts to seek to settle amicably any dispute, controversy or claim arising out of or in connection with this Agreement, the transactions contemplated hereby or the breach, termination or validity hereof (a “Dispute”). Before referring any such Dispute to arbitration, a Party must notify the other Parties of its wish to settle amicably the Dispute. Such notice (the “Dispute Notice”) shall include a written statement of the dispute and copies of any documents related thereto. Each Party shall appoint one representative to negotiate on their behalf to attempt to reach an amicable settlement. Parent shall be deemed to be a “Party” for purposes of Section 7.4.

(b) Failing an amicable settlement within two months of the receipt of the Dispute Notice, the Dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce then in effect (the “Rules”), except as modified herein. The arbitration shall be held in London (UK).

(c) In an arbitration the following provisions shall apply:

(i) This agreement to arbitrate shall be specifically enforceable. The arbitrator, and not a court, shall also be authorized to determine whether this agreement to arbitrate applies to any claim, discrepancy or dispute sought to be resolved hereunder.

(ii) There shall be one arbitrator, selected in accordance with the Rules.

(iii) The arbitrator shall be skilled in the field of intellectual property law, applicable governing law and the other legal and business aspects of the subject matter of this Term Sheet or the Transaction Documents, as applicable, and also shall have served as an arbitrator at least three times prior to such arbitrator’s service as an arbitrator in this arbitration.

(iv) Barring extraordinary circumstances, the arbitrator shall render an award within four months from the date on which the arbitrator is selected. The arbitrator may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(v) The parties shall be entitled to discovery in the arbitration except that any party shall be entitled to request no more than 1,000 pages of documents and to take no more than three depositions not to exceed four hours for each such deposition. Any party shall be entitled to depose any expert who will testify in the arbitration proceeding but shall pay the regular hourly rate of such expert during such deposition. In addition to the foregoing, any party shall be entitled to take the deposition of a witness who will testify at the arbitration but who is unavailable to testify at the hearing to preserve such witness’ testimony for the arbitration hearing.

(vi) The parties shall exchange a copy of all exhibits for the arbitration hearing and shall identify each witness who will testify at the arbitration, with a summary of the anticipated testimony of such witness ten days before the arbitration hearing.

(vii) The arbitrator shall be authorized to award direct compensatory damages, but shall not be authorized (a) to award non-economic damages, (b) to award punitive damages other than to compensate the Purchaser for punitive damages claimed in a Third-Party Claim, (c) to award indirect, special, incidental or consequential damages other than to compensate the Purchaser for indirect, special, incidental or consequential damages claimed in a Third-Party Claim or (d) to reform, modify or materially change the Transaction Documents, except as expressly authorized herein or therein. The arbitrator shall be entitled to issue injunctive and other forms of equitable relief.

(viii) The parties hereto hereby waive any rights of application or appeal to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award in any court of competent jurisdiction.

(ix) The arbitrator shall be required to make written findings of fact and conclusions of law to support the arbitrator’s award. The award shall be final and binding upon the parties hereto, and shall be the sole and exclusive remedy among the parties hereto regarding any claims, counterclaims, issues, or accounting presented to the arbitrator. Judgement upon any award may be entered in any court of competent jurisdiction.

(x) Judgement upon the award of the arbitrator may be entered in any court having jurisdiction thereof or such court may be asked to confirm judicially the award and order its enforcement, as the case may be.

(xi) Each of the parties hereto shall bear its own attorney’s fees, costs and expenses and an equal share of the arbitrator’s fees and administrative fees of the arbitration. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witnesses. In such event, the other parties shall be required to present evidence and legal argument as the arbitrator may require for the making of an award.

(xii) Except as may be required by law, neither a Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties.

(xiii) This agreement to arbitrate shall be binding upon the successors and assigns of each party hereto and thereto.

Section 7.5 Assignment; Successors and Assigns; Limited Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. The Purchaser may assign any or all of its rights under this Agreement to any Affiliate of the Purchaser, provided that the Purchaser shall remain secondarily liable for all obligations of the Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the Parties and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VI shall also be for the benefit of the Purchaser Indemnified Parties.

Section 7.6 Counterparts; Facsimile.

(a) This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

(b) Transmission of an executed counterpart of this Agreement (and not just a signature page) by email in PDF (JPEG or other agreed format) will take effect as the transmission of an executed “wet ink” counterpart of this Agreement. If this method of transmission is adopted, without prejudice to the validity of the Agreement so made, each Party will on request provide the others with “wet ink” hardcopy originals of their counterpart.

(c) No counterpart will be effective until each Party has delivered to the others at least one executed counterpart.

Section 7.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 7.8 Entire Agreement and Fraud. This Agreement, including the disclosure schedules and Exhibits attached thereto or delivered herewith, the IP Company Stock Sale and Purchase Agreement and any confidentiality agreement heretofore delivered in anticipation of the execution of this Agreement or the IP Company Stock Sale and Purchase Agreement, constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. Nothing in this Agreement shall limit or exclude the liability of any Party for the fraud of that Party or arising out of the fraud of any of its directors, employees, officers, agents or advisers.

Section 7.9 Amendment and Modification. This Agreement may be amended or modified only in a writing signed by the Party against whom enforcement of such amendment or modification is sought.

Section 7.10 Third Party Rights. No third party shall have any right to rely upon or enforce any term of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999. The rights of the parties to terminate, rescind or vary this Agreement are not subject to the consent of any third party and no third party may enforce any term of this Agreement unless it has first (and as a pre-condition of commencing any legal proceedings in relation to such enforcement) confirmed by notice in writing to each of the parties to this Agreement that in doing so, it agrees to be bound by the terms of Section 7.3.

Section 7.11 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the Party or Parties entitled to the benefit thereof, but only by a writing signed by the Party or Parties waiving such terms or conditions.

Section 7.12 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 7.13 Schedules. All references herein to Schedules or the Sellers’ Disclosure Schedule refer to the disclosure schedules delivered by the Sellers to the Purchaser contemporaneous with the execution of this Agreement.

Section 7.14 Set-off. The Purchaser shall be entitled to offset:

(a) any amount due from the Sellers to the Purchaser under this Agreement against any obligation owed by the Purchaser to the Sellers pursuant to this Agreement; and

(b) any amount due from Oliver Robinson, Martin Jupp, Thomas Quarendon or Peter Quarendon under or pursuant to the IP Company Stock Sale and Purchase Agreement (including any claims for breach of the IP Company Stock Sale and Purchase Agreement) against any obligation owed by the Purchaser to them under this Agreement.

Section 7.15 Sellers’ Representative.

(a) Authorization of the Sellers’ Representative. Each Seller irrevocably appoints, authorizes and empowers the Sellers’ Representative as its exclusive agent, proxy and attorney-in-fact, for and on its behalf, for all purposes specified in this Agreement and any other Seller Document to which such Seller is a party, including, without limitation, (i) the full power and authority on such Seller’s behalf to perform the activities on behalf of the Seller contemplated by this Agreement, (ii) negotiating the resolution and/or final settlement and release of any monetary or non-monetary issues, disputes, claims (including claims brought by third parties), proceedings and/or litigation arising under this Agreement (including without limitation Articles II and VI of this Agreement) or any other Seller Document, (iv) acting on behalf of such Seller in any litigation, arbitration or other judicial or administrative proceeding involving this Agreement (including without limitation Articles II and VI of this Agreement) or any other Seller Document, (v) executing all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement (including without limitation Articles II and VI of this Agreement) or any other Seller Document, including all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of such transactions, (vi) doing or refraining from doing any further act or deed in the name of and on behalf of such Seller that the Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement (including without limitation Articles II and VI of this Agreement) or any other Seller Document, as fully and completely as such Seller could do if personally present, and (vii) receiving service of process in connection with any claims under this Agreement (including without limitation Articles II and VI of this Agreement) or any other Seller Document, in the name of and on behalf of such Seller. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation (in each case, if applicable) of each Seller. All decisions and actions by the Sellers’ Representative pursuant to, or permitted by, this Agreement or related thereto shall be binding upon each Seller, and each Seller shall have no right to object, dissent, protest or otherwise contest the same. For the avoidance of doubt, (i) any action that may be taken by any Seller pursuant to Article VI, either as an Indemnifying Party or an Indemnified Party, shall be taken solely by the Sellers’ Representative, (ii) any notice to be given to any Seller pursuant to Article II or Article VI shall be sufficient if given to the Sellers’ Representative and (iii) any agreement reached by the Purchaser or Parent with the Sellers’ Representative under Article II or Article VI shall be binding upon all the Sellers, it being understood that for all purposes, the Sellers’ Representative shall act on behalf of all of the Sellers with respect to Article II and Article VI.

(b) Death or incapacity of the Sellers’ Representative. In the event of the Sellers’ Representative’s death or incapacity, the Sellers shall promptly appoint a new Sellers’ Representative by agreement of all of the Sellers, or failing agreement within one week, Sellers holding a majority of the Fractional Interests shall make such appointment, and shall send notice of such appointment to the Purchaser.

Section 7.16 Specific Performance. The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including the Sellers’ obligation to sell the Company Shares to the Purchaser and the Sellers’ obligation to procure the sale of the Option Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 7.17 Parent Guarantee. Parent hereby agrees to be jointly and severally liable for the prompt and complete performance of the Purchaser’s payment obligations under this Agreement, but subject to the same limitations as those on the Purchaser’s obligations hereunder. The Parent’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor or surety and it shall not be necessary for the Sellers to institute or exhaust any remedies or causes of action against the Purchaser or any other Person as a condition to the obligations of Parent hereunder. Except as provided in this Agreement, Parent hereby irrevocably waives any right to receive a formal notification or to request that any other formalities or protest be accomplished in connection with its obligations hereunder.

Section 7.18 Parent hereby irrevocably appoints the Purchaser as its agent to accept service of process in England and Wales in any claim arising out of this Agreement, service upon which shall be deemed completed whether or not forwarded to or received by Parent.

ARTICLE VIII

Definitions

Section 8.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person save that where such term is used in connection with the Company it shall specifically exclude the IP Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agency Worker” means any individual who is supplied by a third party to work for and under the supervision and direction of any entity in the Company Group.

“Applicable Accounting Standards” means generally accepted United Kingdom accounting policies. Including FRS 102.

“Average Market Price” means USD 76.05, as equitably adjusted by the Board of Directors of the Purchaser, with notice to the Sellers’ Representative, for any stock split, stock dividend, combination, or other recapitalization or reclassification of the Class A Stock implemented after the date hereof.

“Business Combination Event” means a corporate transaction (as reasonably determined to be a Business Combination Event for purposes of this Agreement by Parent’s Board of Directors) pursuant to which the Class A Stock is converted into other securities, cash or other property.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in the State of Michigan and in the United Kingdom are open for the general transaction of business.

“Cash” means, as of 11:59 p.m. London Time on the day immediately prior to the date hereof (the “Operative Time”), all cash and cash equivalents of the Company Group and the IP Company Group, as determined in accordance with Applicable Accounting Standards using the same accounting methods, policies, practices and procedures, with consistent classifications, judgements and estimation methodology, as were used in the preparation of the Most Recent Balance Sheet, excluding the effects of transactions on the Closing Date after the Closing outside of the Ordinary Course of Business. Notwithstanding the foregoing, “Cash” shall include uncashed and uncleared checks and other deposits or transfers received or deposited for the accounts of the entities in the Company Group and the entities in the IP Company Group, including ACH transactions and other wire transfers, but shall exclude all outbound ACH and issued but uncleared checks, in each case, as of the Operative Time.

“Cause” means, with respect to a Person, (i) lawful termination of that Person’s contract of employment or consultancy in circumstances where that person’s actions or omissions amount to gross misconduct or gross negligence and termination without notice or payment in lieu of notice is permitted pursuant to the terms of that Person’s contract of employment or consultancy; and/or (ii) that Person’s fair dismissal pursuant to section 98(2) (a) (capability) or 98(2) (b) (conduct) of the Employment Rights Act 1996.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and any other entity that is a controlled Subsidiary or a controlled Affiliate of the Company. Unless the context expressly indicates to the contrary, each reference to the Company Group constitutes a reference to each of the Company and each other Person that is part of the Company Group.

“Company Group Change in Control Payments” means all amounts payable under any Contract or Plan as of the Closing Date by the Company Group as a result of the consummation of the transactions contemplated hereby, including without limitation (a) all unpaid severance obligations existing as of the Closing, including the employer portion of any payroll taxes thereon, (b) all amounts payable under the Company Group’s benefit plans as a result of the Closing, including the employer portion of any payroll taxes thereon, and (c) all unpaid bonus or other amounts that are payable as a result of the Closing under any other plan or arrangement established for the benefit of the Company Group’s directors, officers and employees, including the employer portion of any payroll taxes thereon.

“Company Group Product” means any product or service offering of any entity in the Company Group marketed, sold, licensed or distributed by any entity in the Company Group.

“Company Group Transaction Expenses” means all unpaid expenses incurred by the Company Group on or before the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including, without limitation, (i) out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, and (ii) severance, bonus or retention payments to directors, officers or employees not included within the definition of Company Group Change in Control Payments, which expenses (with respect to clauses (i) and (ii) (a) have not been paid by the Company Group as of the Closing Date and (b) have arisen as a consequence of the transactions contemplated by this Agreement;

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any Contract to which such Person is a party or by which it or any of its property is bound.

“Consultant” means any individual who is not an Agency Worker, Employee or Worker who has undertaken to do or perform personally, or is supplied to do or perform personally, any work or services for the Company.

“Converted Unit” means the securities, cash or other property into which one share of Class A Stock is converted upon consummation of a Business Combination Event.

“Copyrights” means any United States, United Kingdom or other copyright registrations and applications for registration and renewals thereof, and any non-registered copyrights.

“Current Assets” means the combined current assets of the entities in the Company Group and IP Company Group as of the Operative Time, classified in accordance with the Applicable Accounting Standards (except as otherwise expressly provided in this definition) applied on a basis consistent with the Financial Statements, excluding inter-company balances, including the following:

(a) all inventory, other than inventory that is obsolete or non-saleable in the Ordinary Course of Business; and

(b) all accounts receivable (other than SAS Directed Receivables), less an allowance for doubtful accounts consistent with prior practices and in all cases excluding any accounts receivable that are past due more than 90 days as of the Closing Date; and

(c) all prepaid expenses and deposits; but

(d) excluding Cash; and

(e) excluding research and development tax credits, other tax credits, Tax Refunds and any other future or deferred Tax assets; and

(f) excluding amounts historically categorized as “recovery of revenue” in the Company’s Financial Statements; and

(g) excluding accrued services (or any other assets) arising out of any relationships with Adiona Technologies Ltd or Cyban Group Ltd.

“Current Liabilities” means the combined current liabilities of the entities in the Company Group and IP Company Group as of the Operative Time, classified in accordance with the Applicable Accounting Standards (except as otherwise expressly provided in this definition), applied on a basis consistent with the Financial Statements, excluding inter-company balances, including the following:

(a) trade and accounts payable and outstanding checks; and

(b) accrued expenses; and

(c) Taxes payable; and

(d) any accrued employee compensation, including bonuses, commissions, pension, retirement, vacation, holiday, sick leave, related employee benefits, and similar compensation obligations; but

(e) excluding the Existing Judgement.

In calculating “Current Liabilities”, regardless of whether Applicable Accounting Standards would require an adjustment, all Deferred Revenues shall be treated as Current Liabilities.

“Damages” means any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, attorneys’ fees and other costs and expenses incident to any suit, action or proceeding).

“Dataroom” means the electronic data room hosted by Midaxo, Inc. with the title “The Altair Midaxo Platform”.

“Deferred Revenues” means all deferred revenues of the Company Group as of the Operative Time.

“Disclosed” means those matters fully, fairly and accurately disclosed in the Disclosure Letter in such a manner and in such detail to enable the Purchaser to make an informed and accurate assessment of the matter concerned and its potential impact (including the potential cost, liability or financial effect) on the Company and the business carried on by the Company as at the date of this Agreement.

“Disclosure Letter” means the letter (which shall include the Sellers’ Disclosure Schedule) dated as at the date of this Agreement from the Sellers to the Purchaser and delivered to the Purchaser on behalf of the Sellers prior to exchange of this Agreement, disclosing certain matters in relation to the warranties given by the Sellers pursuant to Article III.

“DP Laws” (i) means all law and regulation relating to data protection and privacy which is from time to time applicable to the Company in any jurisdiction (including the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and the Data Protection Act 2018) together with all applicable codes of conduct and practice, guidance and opinions relating to data protection and privacy issued in any relevant jurisdiction by, or with the approval of, any Authority or any trade association of which the Company is a member (ii) words and expressions used in Section 3.27 which are defined in GDPR (unless the context requires otherwise) have the meanings given in GDPR or, in relation to any jurisdiction in which GDPR is not applicable, are interpreted as references to the words and expressions most closely approximating them under the GDPR.

“Employee” means any director, officer or other individual employed by the Company or its Subsidiaries under a contract of employment.

“Employee Benefit Plan” means any agreement, commitment, arrangement, scheme, custom or practice (in each case whether or not (a) enforceable, (b) a registered pension scheme under the Finance Act 2004 or (c) funded for in advance) for the payment of any pension, allowance, lump sum or other benefit on or after death, accident, retirement or termination of employment (whether voluntary or not) or during any period of sickness or disablement.

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, retention of title arrangement, deed of trust, security interest, claim, lease, charge, option, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or other third party right, interest or claim of any kind (in each case whether actual or contingent) and any agreement to create any of the above.

“End-User License Agreements” means the End-User License Agreements listed in Section 8 of the Sellers’ Disclosure Schedule, copies of which have been delivered to the Purchaser prior to the date of this Agreement.

“Environmental Laws” means any Laws, as well as Orders issued, promulgated, approved or entered thereunder, relating to pollution, protection of the environment, public health and safety or other Environmental Matters and all other applicable regulatory guidance, and any applicable provisions of common law, codes and civil law, as well as Orders issued, promulgated, approved or entered thereunder, relating to the protection of human health and safety, protection of the environment, the protection of natural resources, the use and occupancy of the real property owned or leased by the Company Group or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws, guidance, provisions or Orders were adopted in the past or presently are in effect.

“Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the protection of human health and safety and/or the environment, including damages to and restoration of natural resources, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any Regulated Substance.

“Equity Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock or other capital stock or any other equity interest of the Company , as the case may be, and any option, warrant or other subscription or purchase right with respect to common stock or other capital stock or any other equity interest of the Company Group (including but not limited to the Option Shares).

“Existing Judgement” means the judgement of the United States District Court for the Eastern District of North Carolina – Western Division (case number 5:10-CV-25-FL) against the Company dated July 15, 2016 which initially was in the amount of USD 79,129,905.00 and as of November 30, 2021 (being the latest date that a Notice of Partial Satisfaction Of Judgment was issued by the aforesaid Court) is in the amount of USD 66,507,238.54.

“Financial Year” means the twelve month period commencing on the date hereof and each successive twelve month period commencing on the first day following the last day of the immediately preceding twelve month period.

“Fundamental Warranties” means each of the warranties set forth in Sections 3.1, 3.8, 3.16 and 3.24 and each of the Tax Warranties.

“General Warranties” means each of the warranties in Article III other than the Fundamental Warranties, the SAS Warranties and the IP Warranties.

“GBP” or “£” means British Pounds Sterling.

“Good Reason” means: (i) circumstances which constitute a constructive, wrongful or unfair dismissal (other than where the dismissal is unfair as a result of a procedural defect); (ii) death; (iii) permanent incapacity due to ill health or disability (as defined in the Equality Act 2010), in each case, as determined by the Purchaser acting reasonably on the basis of any independent medical report provided in respect of the relevant Person; or (iv) otherwise where the Purchaser resolves, for the purpose of Section 2.5(c)(vi), that a Designated Leaver’s employment or consultancy agreement was terminated by such Designated Employee with Good Reason.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” of any Person means, without duplication, (i) the principal of, and accreted value and accrued and unpaid interest in respect of, (A) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds, mortgages or other similar instruments; (ii) all obligations issued or assumed as the deferred purchase price of property or services, including all seller notes and “earn-out” payments, whether or not matured (but excluding current trade liabilities incurred in the Ordinary Course of Business); (iii) all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iv) all obligations under leases which are required under the Applicable Accounting Standards to be recorded as capital leases; (v) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, but only to the extent drawn); (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties (but excluding the current liabilities of such Person); (vii) obligations under any interest rate, currency or other hedging agreement; (viii) all obligations of the type referred to in clauses (i) through (vii) of any other Persons the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise or other contingent liabilities (including so-called “make-whole”, “take-or-pay” or “keep well” agreements); (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (x) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (i) through (ix) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof; provided that “Indebtedness” shall not include any indebtedness owing solely from one entity in the Company Group to another entity in the Company Group.

“Insider Loans” means loans made by any officer, director or employee to the Company or its Subsidiaries.

“Intellectual Property” means the Company Group’s Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and any other proprietary rights or intangible assets recognized under any Laws or international conventions, and in any country or jurisdiction in the world, as intellectual creations to which rights of ownership accrue, all applications, disclosures, renewals, extensions, continuations or reissues thereof, all licenses with respect thereto and all rights arising thereunder, including without limitation, all web domains, service marks, documentation, test cases, know-how, trade secrets, algorithms related to the unique computational technology of external approximations and its software implementation (containing all intellectual property rights including copyrights) which constitute the foundation for the Company Group’s core application intended for analysis and simulation.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company Group of a right to use a third-person’s intellectual property rights.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“IP Company Closing Certificate” means the certificate identified as the “Closing Certificate” under the IP Company Stock Sale and Purchase.

“IP Company Fractional Interests” means the fractional interest set forth for each Seller in Exhibit B annexed hereto.

“IP Company Group” means the entities constituting the “Company Group” in the IP Company Stock Sale and Purchase Agreement.

“IP Company Group Change in Control Payments” means the payments identified as “Company Group Change in Control Payments” under the IP Company Stock Sale and Purchase Agreement.

“IP Company Insider Loans” means the loans identified as “Insider Loans” under the IP Company Stock Sale and Purchase Agreement.

“IP Company Long-Term Indebtedness” means the indebtedness identified as “Long-Term Indebtedness” under the IP Company Stock Sale and Purchase Agreement.

“IP Company Sellers” means the Persons identified as “Sellers” in the IP Company Stock Sale and Purchase Agreement.

“IP Company Group Transaction Expenses” means the expenses identified as “Company Group Transaction Expenses” under the IP Company Stock Sale and Purchase Agreement.

“IP Warranties” means the warranties set forth in Section 3.18.

“Knowledge,” with respect to the Sellers, means the actual knowledge, after due inquiry, of the Sellers, and with respect to the Purchaser, means the actual knowledge, after due inquiry, of Stephanie Buckner, Matt Brown and Raoul Maitra.

“Law” means any statute, code, ordinance, rule, regulation or other comparable requirement applicable to the Company Group in any jurisdiction worldwide.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Authority.

“Long-Term Indebtedness” means all Indebtedness of the Company Group as of the Closing Date other than (x) any such Indebtedness that constitutes a Current Liability or (y) the Existing Judgement or (z) the inter-company loan of approximately £606,242.18 (such amount being as at the Closing Date) in connection with the sale and leaseback agreement dated January 13, 2016 between the Company and the IP Company.

“Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to (i) the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company Group, taken as a whole, or (ii) the ability of the Sellers to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement or the other documents contemplated hereby; provided, however, that for purposes of clause (i) above, “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the industry in which the Business operates; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters or (e) changes in the Applicable Accounting Standards or in the interpretation or enforcement thereof; provided, however, that the foregoing clauses (a) through (e) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company Group, taken as a whole, or the Purchaser and its Affiliates, taken as a whole, as the case may be, compared to other Persons that operate in the industry in which the Business operates.

“Operating Company Contribution Deed” means the deed of even date hereof entered into by the Sellers and the Company, a copy of which has been provided to the Purchaser.

“Order” means any order, injunction, judgement, decree, ruling, writ, assessment or award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company Group through the date hereof consistent with past practice.

“Patents” means any United States, United Kingdom or other patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Pending Appeal” means the appeal (case number 2021-1542), captioned SAS Institute Inc. v. World Programming Ltd., that is currently pending in the Texas Litigation to the United States Court of Appeals for the Federal Circuit.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Encumbrance” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the operation of the Business and (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to Indebtedness to be repaid pursuant to Section 2.3 of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof, or any other entity.

“Plan” means any employee benefit or social welfare plan, program, obligation, arrangement, policy, agreement or commitment (whether maintained by any entity in the Company Group or by any Governmental Authority), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, and any life, health, disability or accident insurance plan, whether oral or written, as to which any entity in the Company Group had, has or in the future could have any direct or indirect, actual or contingent, liability.

“Post Ninety Day Legal Fees and Expenses” means the aggregate amount of legal fees and properly incurred out-of-pocket expenses incurred by the Company or the Parent subsequent to the ninetieth day after the Closing Date arising out of or in connection with the failure to satisfy the Existing Judgement if the Existing Judgement is not satisfied within ninety days after the Closing Date. If the Existing Judgement is not satisfied within ninety days after the Closing Date, this shall include, without limitation, any legal fees and out-of-pocket expenses incurred following the ninetieth day after the Closing Date in connection with the SAS Litigation ongoing as at Closing Date in the Courts for the Eastern District of North Carolina, the Central District of California and the UK Supreme Court.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Principal Sellers” mean the Sellers other than Peter Quarendon, Kevin Weekes and Benjamin Scurr.

“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby.

“Purchaser Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to the ability of Parent or the Purchaser to consummate the transactions contemplated by this Agreement or perform such entity’s obligations under this Agreement or the other documents contemplated hereby.

“Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum or petroleum products or other substances or materials regulated under any Environmental Law.

“Relative” of a natural Person means any spouse, parent, grandparent, child, grandchild or sibling of such Person, and any offspring of any of the foregoing.

“Relevant Transfer” means a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“SAS” means SAS Institute, Inc.

“SAS Directed Receivables” means obligations of certain customers of the Company that are outstanding as of the date hereof and that are required to be paid to SAS unless and until the Existing Judgement is satisfied.

“SAS Litigation” means all legal proceedings relating to claims asserted by SAS against the Company, the IP Company, the Purchaser, Parent, any other Affiliate of Parent, any director, officer or other employee of the Purchaser, Parent or their Subsidiaries or any other Affiliate of Parent or by the Company, the IP Company, the Purchaser, Parent, any other Affiliate of Parent, any director, officer or other employee of the Purchaser, Parent or their Subsidiaries or any other Affiliate of Parent against SAS, other than with respect to new products, new services or material new features initiated by the Purchaser, Parent or any of their Affiliates or the Company at the Purchaser’s or Parent’s direction after the Closing Date.

“SAS Warranties” means any representations made hereunder with respect to any SAS Litigation.

“Seller Documents” means this Agreement, the Restrictive Covenants, the Employment Agreement, the Operating Company Contribution Deed and each other agreement, document, instrument or certificate to be executed by any of the Sellers or the Sellers’ Representative in connection with the consummation of the transactions contemplated hereby and thereby.

“Sixty Percent Release Date” means the date on which the Purchaser is notified by the Company that an Order has been entered on the merits in the Pending Appeal.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, any computer software programs that incorporate and run the pricing models, formulae and algorithms of any entity in the Company Group, as well as any computer software programs that have been produced, written or created by any entity in the Company Group or any of their Affiliates and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing, including without limitation, the Company Group software products listed in Section 3.18(b) of the Sellers’ Disclosure Schedule and all components and modules thereto.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes.

“Texas Litigation”, means the litigation filed by SAS against the Company in the United States District Court for the Eastern District of Texas, including the Pending Appeal (case number: 2:18-cv-00295-JRG).

“Tax,” “tax,” “Taxes” or “taxes” means (i) all domestic and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, property, dividend and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all income tax or national insurance contributions whether arising before or after Closing in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding, variation or disposal of employment related securities where the acquisition of the security will be granted the option or other right to acquire the security occurred on or before Closing, (iii) any liability in respect of any non-availability, inability to use, loss or restriction of any loss, relief, allowance or credit in respect of any tax (other than the repayment of tax), (iv) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (v) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and combined, consolidated or unitary returns for any group of entities that includes the Company Group or any of their Affiliates.

“Three Month Period” means the three month period commencing on the date on which the Existing Judgement is satisfied in full and each successive three month period commencing on the first day following the last day of the immediately preceding three month period.

“Trade Secret” means any confidential information that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons not authorized to receive it, including customer lists, programs, the source code of all Software, research records, processes, procedures, manufacturing formulae, programming methodology, technical information and know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto; provided that notwithstanding the foregoing, the term “Trade Secrets” does not include any Software that is an off-the-shelf product or a product that is in the public domain.

“Trademarks” means any United States, British or other trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, slogans, pictures or any other symbols used to identify any good and/or service, whether registered or unregistered, and all registrations and applications for registration thereof.

“US Injunction” the injunction order issued by the United States District Court for the Eastern District of North Carolina preventing the Company from licensing its software to new customers for use in the United States.

“Worker” means any individual who is supplied by a third party to work for and under the supervision and direction of the Company.

“Working Capital” shall mean the consolidated Current Assets of the Company Group and IP Company Group as of the Operative Time minus the consolidated Current Liabilities of the Company Group and IP Company Group as of the Operative Time.

Other Definitions. The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
Adjustment Positions	Section 2.4(a)
Agreement	Opening paragraph
Amended Fractional Interests	Section 2.5(e)
Anti-Money Laundering Laws	Section 3.7(g)
Annual Financial Statements	Section 3.11(a)
Assets	Section 3.16(a)
Audit Reports	Section 3.7(h)
Bankers’ Fees and Expenses	Section 3.24
Basket Amount	Section 6.2(c)(i)
Business	Recitals
Cash Consideration	Section 2.1
Cash Deficit	Section 2.4(h)
Cash Surplus	Section 2.4(f)
Claims	Section 3.6
Claims Threshold	Section 6.2(d)(i)
Class A Stock	Section 2.2(b)
Closing	Section 2.7
Closing Date	Section 1.3
Closing Cash Payment Amount	Section 2.3(a)
Closing Certificate	Section 2.2
Closing Statement	Section 2.4(a)
Company	Recitals
Company Charter Documents	Section 3.2
Company Shares	Recitals
Covenant Agreements	Recitals
Covered Matters	Section 2.5(c)
Damages	Section 6.2(a)
Designated Employees	Recitals
Determination Date	Section 5.6
Dispute	Section 7.4(a)
Dispute Notice	Section 7.4(a)
Employment Agreements	Recitals
Final Working Capital	Section 2.4(e)
Final Determination Date	Section 2.4(e)
Financial Reports	Section 3.11(a)
Financial Statements	Section 3.11(a)
First Anniversary Adjustable Amount	Section 2.5(a)(ii)
First Component of the Sixty Percent Shares	Section 2.5(a)(ii)
Forty Percent Adjustable Amount	Section 2.5(a)(i)
Forty Percent Shares	Section 2.5(a)(i)

Defined Term	Section
Forty Percent Release Date	Section 2.5(a)(i)
Fractional Interests	Section 2.4(f)
Indemnified Party	Section 6.2(b)
Indemnifying Party	Section 6.2(b)
Independent Accountant	Section 2.4(d)
Interparty Claim	Section 6.3(b)
Interparty Claim Notice	Section 6.3(b)
Investment Firm	Section 3.24
Investment Firm’s Closing Fees and Expenses	Section 2.2
IP Company	Recitals
IP Company Amended Fractional Interests	Section 2.5(e)
IP Company Cash Deficit	Section 2.4(h)
IP Company Stock Sale and Purchase Agreement	Recitals
IP Company Working Capital Deficit	Section 2.4(i)
Liability Cap	Section 6.2(d)(ii)
Litigation Limit	Section 2.5(c)(iv)(B)
Material Contracts	Section 3.9(a)
Material Permits	Section 3.7(b)
Most Recent Balance Sheet	Section 3.11(g)
Most Recent Balance Sheet Date	Section 3.11(g)
Notice of Disagreement	Section 2.4(c)
Open Source Materials	Section 3.18(n)
Operative Time	Definition of “Cash”
Optionholder	Recitals
Optionholder Agreement	Recitals
Optionholders’ Aggregate Exercise Price	Section 2.2
Optionholders’ Aggregate Gross Amount	Section 2.2
Optionholders’ Aggregate Net Amount	Section 2.2
Optionholders’ Aggregate Tax Deductible	Section 2.2
Optionholders’ Cost Deductible	Section 2.2
Original Sum	Section 7.3(d)(ii)
Owned Real Property	Section 3.10(a)
Parent	Recitals
Parent Reports	Section 4.5
Parent Shares	Section 3.30
Party; Parties	Opening Paragraph
Personal Property Leases	Section 3.16(b)
Purchaser	Opening Paragraph
Purchase Price	Section 2.2
Purchaser Indemnified Parties	Section 6.2(a)
Purchaser Price Adjustments	Section 2.4(e)
Related Persons	Section 3.20
Rules	Section 7.4(a)
Second Anniversary Adjustable Amount	Section 2.5(a)(iii)

Defined Term	Section
Second Component of the Sixty Percent Shares	Section 2.5(a)(iii)
Section 2.5(b)(i) Amount	Section 2.5(b)(i)
Section 2.5(b)(i) Adjustable Amount	Section 2.5(b)(i)
Section 2.5(b)(ii) Amount	Section 2.5(b)(ii)
Section 2.5(b)(ii) Adjustable Amount	Section 2.5(b)(ii)
Section 2.5(b)(iii) Amount	Section 2.5(b)(iii)
Section 2.5(b)(iii) Adjustable Amount	Section 2.5(b)(iii)
Section 2.5(b)(iv) Amount	Section 2.5(b)(iv)
Section 2.5(b)(iv) Adjustable Amount	Section 2.5(b)(iv)
Seller Indemnified Parties	Section 5.1(b)
Sellers	Opening paragraph
Sellers’ Disclosure Schedule	Lead-in to Article III
Sellers’ Representative	Recitals
Sellers’ Representative Expense Fund	Section 2.2
Sixty Percent Adjustable Amount	Section2.5(a)(i)(ii)
Sixty Percent Shares	Section 2.5(a)(iv)
Statement of Payables	Section 3.11(a)
Statement of Receivables	Section 3.11(a)
Statement of Revenues	Section 3.11(a)
Subsidiary Shares	Section 2.8(c)
Survival Period	Section 6.1
Tax Warranties	Section 6.1
Third Anniversary Adjustable Amount	Section 2.5(a)(iv)
Third Component of the Sixty Percent Shares	Section 2.5(a)(iv)
Third Party Claim	Section 6.3(a)
Third Party Claim Notice	Section 6.3(a)
Transfer Taxes	Section 5.5(b)
Working Capital Submission	Section 2.4(d)
Working Capital Deficit	Section 2.4(h)
Working Capital Surplus	Section 2.4(f)

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS:

/s/ Oliver Robinson
Oliver Robinson

/s/ Thomas Quarendon
Thomas Quarendon

/s/ Martin Jupp
Martin Jupp

/s/ Peter Quarendon
Peter Quarendon

/s/ Benjamin Scurr
Benjamin Scurr

/s/ Declan Vibert
Declan Vibert

/s/ Kevin Weekes
Kevin Weekes

/s/ Kate Marshall
Kate Marshall

PURCHASER:

ALTAIR ENGINEERING LIMITED

By:	/s/ Royston Jones
Name: Royston Jones
Title: Director

PARENT: solely as to Section 2.5(c)(vii), Section 7.4, Section 7.17 and Section 7.18:

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: Chief Executive Officer

LIST OF EXHIBITS

Exhibit A	Company Shares, Class A Stock to be issued

Exhibit B	Hypothetical Example

Exhibit C	Purchaser Representative Matters